PURCHASE AND SALE AGREEMENT

by and among

THE MEMBERS OF STREETLINKS LLC,

NOVATION COMPANIES, INC.,

ASSURANT SERVICES, LLC

and

ASSURANT, INC.

Dated as of April 16, 2014

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5.13.	Personal Property.	24
5.14.	Certain Obligations of the Company.	24
5.15.	Accounts Receivable.	25
5.16.	Employee Matters.	25
5.17.	Labor Relations; Employment.	28
5.18.	Environmental.	28
5.19.	Insurance.	29
5.20.	Brokerage Fees.	29
5.21.	Intellectual Property.	29
5.22.	Software and Information Systems.	30
5.23.	Domestic and Foreign Relations; Propriety of Past Payments.	31
5.24.	Books and Records.	31
5.25.	Transactions with Affiliates.	31
5.26.	Significant Customers and Suppliers.	32
5.27.	Fairness Opinion.	32
5.28.	Appraisals.	32
5.29.	NO OTHER REPRESENTATIONS.	32
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		33
6.1.	Organization.	33
6.2.	Authority.	33
6.3.	No Conflict.	33
6.4.	Consents and Approvals.	34
6.5.	Compliance with Laws.	34
6.6.	Financing.	34
6.7.	Legal Proceedings.	34
6.8.	Brokerage Fees.	34
6.9.	Nature of Investment.	34
6.10.	Independent Investigation.	35
6.11.	Size of Transaction.	35
ARTICLE VII ADDITIONAL AGREEMENTS		35
7.1.	Access to Information and Confidentiality.	35
7.2.	Regulatory and Other Authorizations and Consents.	37
7.3.	Public Announcements.	37
7.4.	Expenses.	37

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7.5.	Employee Matters.	38
7.6.	Use of Name.	39
7.7.	Domain Names.	39
7.8.	Resolution of Material Deficiencies in the Acquired Software.	40
ARTICLE VIII TAX MATTERS		40
8.1.	Payment of Pre-Closing Taxes and Straddle Period Taxes.	40
8.2.	Tax Returns; Filing Responsibility.	40
8.3.	Amended Return.	41
8.4.	Access to Tax Records.	41
8.5.	Tax Proceedings.	41
8.6.	Transfer Taxes.	42
8.7.	Tax Refunds.	42
8.8.	Tax Treatment.	42
8.9.	Purchase Price Allocation.	42
8.10.	Withholding Taxes.	43
ARTICLE IX INDEMNIFICATION		43
9.1.	Indemnification.	43
9.2.	Survival.	46
9.3.	Liability Limits.	47
9.4.	Exclusive Remedy.	47
9.5.	Procedure with Respect to Third-Party Claims.	47
9.6.	Right of Set-off.	48
ARTICLE X MISCELLANEOUS		49
10.1.	Notices.	49
10.2.	Entire Agreement.	50
10.3.	Binding Effect; Assignment; No Third Party Benefit.	50
10.4.	Severability.	50
10.5.	Specific Performance and Other Remedies.	51
10.6.	Amendment.	51
10.7.	Waiver.	51
10.8.	Governing Law; Consent To Jurisdiction; Waiver of Jury Trial.	51
10.9.	Further Assurances.	52
10.10.	Disclosure Schedules.	52
10.11.	Counterparts.	52
10.12.	Member Representative.	52
10.13.	Privilege and Related Matters.	54

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SCHEDULES

Schedule	1.1(A)	Permitted Encumbrances
Schedule	1.1(B)	Working Capital
Schedule	1.1(C)	Equipment Leases
Schedule	2.2(a)	Payments to Sellers
Schedule	5.1(d)	Ownership of Equity; Encumbrances – Company
Schedule	5.1(e)	Options and Right to Acquire Equity
Schedule	5.3	No Conflict – Company
Schedule	5.4(a)	Consents and Approvals – Company
Schedule	5.5	Permits and Permit Proceedings
Schedule	5.6(a)	Financial Statements
Schedule	5.6(b)	Undisclosed Liabilities
Schedule	5.6(c)	Outstanding Indebtedness
Schedule	5.7	Absence of Certain Changes
Schedule	5.8	Bank Accounts
Schedule	5.9	Tax Matters
Schedule	5.10	Compliance with Laws
Schedule	5.11	Legal Proceedings
Schedule	5.12	Real Property
Schedule	5.13	Personal Property
Schedule	5.14(b)	Contracts with Affiliates
Schedule	5.14(c)	Other Material Contracts
Schedule	5.14(d)	Exceptions to Validity and Enforceability; Indemnification Obligations
Schedule	5.15	Accounts Receivable
Schedule	5.16(a)	Employee Matters
Schedule	5.16(h)	Welfare Benefit Plans
Schedule	5.17(a)	Labor Relations
Schedule	5.17(d)	Employees
Schedule	5.19	Insurance Policy Listing
Schedule	5.20	Brokerage Fees – Company
Schedule	5.21(a)	Intellectual Property
Schedule	5.21(b)	Encumbrances to Intellectual Property
Schedule	5.21(c)	Exceptions to Policies and Procedures
Schedule	5.25	Transactions with Affiliates
Schedule	5.26	Customers and Suppliers
Schedule	5.28	Warranties
Schedule	7.5	Acquired Employees

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EXHIBITS

Exhibit A	Form of Release
Exhibit B	Form of Noncompetition and Nonsolicitation Agreement
Exhibit C	Form of Transition Services Agreement

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PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into on the 16th day of April, 2014, by and among the members of StreetLinks LLC, an Indiana limited liability company (the “Company”) (each a “Seller” and collectively, “Sellers”), Novation Companies, Inc., a Maryland corporation (the “Member Representative”), Assurant Services, LLC, a Texas limited liability company (“Buyer”), and Assurant, Inc., a Delaware corporation (“Parent”). Each Seller, the Member Representative, Buyer and Parent are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

     WHEREAS, Sellers collectively own 100% of the equity interests, denominated in units, in the Company (the “Units”); and

     WHEREAS, upon the terms and subject to the conditions set forth herein, each of the Sellers will sell and Buyer will purchase all of each such Seller’s right, title and interest in and to the Units.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     1.1. Defined Terms. As used in this Agreement, each of the following terms shall have the meaning given to it below:

     “1933 Act” has the meaning assigned to such term in Section 6.9.

     “2015 Report Due Date” has the meaning assigned to such term in Section 2.2(b)(i).

     “2016 Report Due Date” has the meaning assigned to such term in Section 2.2(b)(ii).

     “Acquired Employees” means, collectively, the Acquired Closing Employees and the Acquired Corvisa Employees.

     “Acquired Closing Employee” means any employee of the Company at the Closing, including any such employees who are on leave of absence, paid or unpaid, and whose employer-employee relationship with the Company has not been terminated by the Company or such other entity, as applicable, prior to the Closing Date.

     “Acquired Corvisa Employee” means any employee of Corvisa Services LLC that is designated on Schedule 7.5, including any such employees who are on leave of absence, paid or unpaid, and whose employer-employee relationship with Corvisa Services LLC has not been terminated by Corvisa Services LLC prior to the ninth month anniversary of the Closing Date (or such earlier date on which such individual’s employment with Buyer and its Affiliates begins).

     “Acquired Software” means the residential real estate appraisal software applications marketed by the Company prior to the date hereof under the brand names QX, Lender Plus and Lender X.

     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

     “After Acquired Business” has the meaning assigned to such term in the definition of “Total Revenue” in Section 1.1

     “Agreement” has the meaning assigned to such term in the introductory paragraph.

     “Allocable Portion” means, with respect to the share of any Seller in a particular amount, that percentage as set forth on Schedule 1.1(A-1).

     “Ancillary Agreements” shall mean the Noncompetition Agreements, the Releases, the Transition Services Agreement and any other agreement or instrument entered into by one or more of the Parties in connection with this Agreement.

     “Benefit Plan” means any equity purchase, option, equity bonus, equity ownership, phantom equity or other equity or equity-based, pension, profit sharing, bonus, retirement, deferred compensation, incentive, retention, change in control, severance, termination pay, welfare, “fringe” benefit, hospitalization, medical, dental, life or other insurance, supplemental unemployment, salary continuation, vacation, paid time off, tuition, company car or allowance, club dues, sick leave, maternity, paternity, or family leave, health care reimbursement, day or dependent care assistance, cafeteria plan, in-kind gifts or benefits, employment, consulting, engagement, retainer, collective bargaining, tax gross-up, Indebtedness, golden parachute or other compensation or benefit agreement, arrangement, plan, understanding, practice or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, including without limitation any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and any “employee welfare plan” within the meaning of Section 3(1) of ERISA.

     “Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Kansas City, Missouri or New York, New York are authorized or obligated by Law to close.

     “Buyer” has the meaning assigned to such term in the introductory paragraph.

     “Buyer Indemnified Parties” has the meaning assigned to such term in Section 9.1(a).

     “Cap Amount” means $9,000,000.

     “Claiming Party” has the meaning assigned to such term in Section 9.5(a).

     “Closing” means the closing of the transactions contemplated by this Agreement.

     “Closing Date” means the date on which the Closing occurs.

     “Closing Date Working Capital” has the meaning assigned to such term in Section 2.3(a).

     “Closing Purchase Price” has the meaning set forth in Section 2.2(a).

     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and regulations promulgated thereunder.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” has the meaning assigned to such term in the introductory paragraph.

     “Company Benefit Plan” means any Benefit Plan in which only Employees participate.

     “Component” means an application or library intended for use with other applications or libraries of the Acquired Software.

     “Component Conflict” means a license conflict between two Components, neither of which has a conflict with the Acquired Software.

     “Confidentiality Agreement” means that certain Confidentiality Agreement dated August 26, 2013, by and between the Member Representative and Parent.

     “De Minimis Amount” means an amount equal to $25,000.

     “Declared Conflict” means each material license conflict between a material Component used in the Acquired Software and the Acquired Software as identified by the software suite commercially available from Black Duck Software Inc. (but not any Component Conflict) as set forth in the review prepared by Black Duck Software Inc. and delivered by Buyer to the Member Representative on April 4, 2014.

     “Deductible Amount” means an amount equal to $600,000.

     “Designated Accounts” mean, collectively, as to each Seller such Person’s bank account as designated by the Member Representative in a writing delivered to Buyer no later than three (3) Business Days prior to the Closing Date.

     “Disagreement” has the meaning assigned to such term in Section 2.3(a).

     “Disclosure Schedules” means the disclosure schedules of even date herewith delivered by the Sellers to the Buyer.

     “Earn Out Payment” has the meaning assigned to such term in Section 2.2(b).

     “Earn Out Report” has the meaning assigned to such term in Section 2.2(b)(i).

     “East Broadway Lease” means that certain lease between Liberty Property Trust, as landlord, and the Company, as tenant, effective July 1, 2011 and relating to certain premises located at 9314 East Broadway, Tampa, Florida.

     “East Broadway Sublease” means that certain sublease between the Company, as sublessor, and One Touch Direct, as sublessee, effective June 6, 2013 and relating to certain premises located at 9314 East Broadway, Tampa, Florida.

     “East Hillsborough Sublease” means a sublease agreement between the Company, as sublessor, and the Member Representative or its Affiliate, as sublessee, relating to a portion of the premises leased by the Company at 5701 East Hillsborough Avenue, Suite 1100, Tampa, Florida in form and pursuant to such terms as are mutually acceptable to the Member Representative and Buyer.

     “Employees” has the meaning assigned to such term in Section 5.16(a).

     “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, preferential purchase rights, rights of first offer, rights of first refusal, drag along rights, tag along rights, and other encumbrances of every type and description, whether imposed by Law, agreement, understanding, or otherwise.

     “Environmental Laws” means any and all applicable Laws pertaining to (i) releases or threatened releases of Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, or (iii) pollution or protection of the environment or human health and safety as affected by Hazardous Substances, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations thereunder.

     “ERISA Affiliate” means each trade, business or other entity that is or was considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or is under “common control” with the Company within the meaning of Section 4001(a)(14) of ERISA.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Existing Financing” means any existing indebtedness for borrowed money of the Company (other than indebtedness related to outstanding letters of credit as to which the Company is the applicant).

     “Financial Statements” mean: (a) the unaudited consolidated balance sheet, income statement, statement of members’ equity and statement of cash flows for the Company as of the end of and for the 12-month period ending December 31, 2013; and (b) the Most Recent Balance Sheet and the unaudited consolidated income statement and statement of cash flows for the Company for the period from the beginning of the current fiscal year to the date of the Most Recent Balance Sheet.

     “Fundamental Representations” has the meaning assigned to such term in Section 9.1(b).

     “GAAP” means United States generally accepted accounting principles as in effect on the date of determination in accordance with this Agreement and consistently applied, with, in the case of any Financial Statements, such exceptions to such United States generally accepted accounting principles as may be noted or otherwise referred to therein or on any Disclosure Schedule.

     “Governmental Approvals” means all filings, notices, consents, authorizations and approvals of Governmental Entities that are or reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with applicable Laws.

     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body (domestic or foreign).

     “Group Benefit Plan” has the meaning assigned to such term in Section 5.16(a).

     “Hazardous Substance” means any substance, material or waste that is regulated or defined by, or with respect to which liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing-material or asbestos-containing-material, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (known as “HITECH”), and regulations promulgated thereunder.

     “Hire Date” has the meaning assigned to such term in Section 7.5(b).

     “HITECH” has the meaning assigned to such term in the definition of “HIPAA” in Section 1.1.

     “Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), and any accrued interest or prepayment premiums related thereto, (b) all obligations of such Person evidenced by notes, bonds, debentures, mortgage, indenture, deed of trust or similar instruments, or with respect to which there is any Encumbrance on any of the assets of the Company (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (h) all guarantees by such Person of the Indebtedness of any other Person. For the avoidance of doubt, “Indebtedness” shall include (i) current and non-current payables for capital leases for equipment (but specifically excluding those capital leases of the Member Representative which are charged to the Company as of the date hereof as set forth on Schedule 1.1(C) and which are therefore not “Indebtedness” hereunder) and (ii) any amounts drawn on letters of credit.

     “Indemnified Parties” has the meaning assigned to such term in Section 9.1(d).

     “Indemnifying Party” means a Party required to provide indemnification under Section 9.1.

     “Independent Accounting Firm” means Ernst & Young LLP.

     “Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all patents and applications therefor; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, software, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks; and (e) all databases and data collections.

     “IP Licenses” means all licenses, sublicenses, and royalty, escrow and other agreements pursuant to which the Company is authorized to use Intellectual Property owned or held by third parties (including any of the Company’s Affiliates).

     “IRS” means the U.S. Internal Revenue Service.

     “Knowledge” means, with respect to the Member Representative, the Company or Sellers, the knowledge of Rodney Schwatken, Tom Hurst, Chad Barker, Kelly Taylor, Mike Floyd, and Matt Lautz, and with respect to Buyer, the knowledge of Larry Port, LeAnn Haack and John Ngo, in each case, including the knowledge such person should have had considering such Person’s role or position within the Member Representative, the Company or Buyer, as applicable, after reasonable inquiry.

     “Law” means any statute, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Entity.

     “Lease” has the meaning assigned to such term in Section 5.12.

     “Leased Real Property” has the meaning assigned to such term in Section 5.12.

     “Losses” means any losses, costs, liabilities, obligations, claims, damages (including lost profits, but excluding special, punitive, exemplary, consequential or indirect damages, except to the extent payable to a third party), deficiencies, expenses (including reasonable attorneys’ fees, court costs, and other costs of suit), fines, penalties, judgments, awards and assessments (whether or not arising from a third party claim).

     “Material Adverse Effect” means any event, occurrence, fact, condition or change that has or could reasonably be expected (individually or in the aggregate) to have a materially adverse effect on the business, results of operations, condition (financial or otherwise) or assets of the Company taken as a whole or the ability of any Seller to consummate the transactions contemplated hereby on a timely basis. A Material Adverse Effect with respect to the Company shall not include: (a) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities; (b) any change in any Laws or industry conditions; (c) any changes in GAAP; (d) any changes in applicable interest rates; (e) any change in the financial, banking, securities or currency markets in general; (f) any change in general international, national or regional economic or financial conditions or any failure or bankruptcy (or any similar event) of any financial services or banking institution or insurance company; (g) any changes that arise out of or are attributable to the acts or omissions of, or circumstances affecting, Buyer, other than pursuant to the terms of this Agreement; or (h) any matter originally set forth in the Disclosure Schedules within the context so provided in the form delivered to Buyer on the date hereof; provided, however, that such event, occurrence, fact, condition or change referred to in clauses (a) through (f) immediately above does not have a materially disproportionate impact on the Company as compared to other participants in the same industries (in which event only such disproportionate adverse effect over the adverse effect on such other companies may be taken into account in determining if a Material Adverse Effect has occurred).

     “Material Contract” has the meaning assigned to such term in Section 5.14(c).

     “Maximum Amount” means $12,000,000.

     “Member Representative” has the meaning assigned to such term in the introductory paragraph.

     “Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company as of February 28, 2014.

     “Noncompetition Agreements” has the meaning assigned to such term in Section 3.2(d).

     “Notice” has the meaning assigned to such term in Section 10.1.

     “Notice of Disagreement” has the meaning assigned to such term in Section 2.3(a).

     “Notice of Objection” has the meaning assigned to such term in Section 2.2(b)(iii).

     “Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any licenses or distribution models similar to any open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

     “Party” or “Parties” has the meaning assigned to such term in the introductory paragraph.

     “.pdf” has the meaning assigned to such term in Section 10.11.

     “Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

     “Permitted Encumbrances” means: (a) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements; provided, however, the underlying obligation is paid in the ordinary course of business consistent with past practice when due; (d) Encumbrances created by Buyer, or its successors and assigns; and those items set forth on Schedule 1.1(A).

     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

     “Pre-Closing Tax Period” has the meaning assigned to such term in Section 8.2(a).

     “Prime Rate” means U.S. Prime Rate published in The Wall Street Journal in its column called “Money Rates” as of the date such interest is to be calculated (or if the Prime Rate is not published on such date, then on the date most recently published).

     “Proceedings” means all proceedings, actions, claims, suits, investigations, challenges, oppositions and inquiries by or before any Governmental Entity.

     “Purchase Price” has the meaning assigned to such term in Section 2.2(b).

     “QX IP Agreements” means certain Intellectual Property agreements executed prior to the Closing Date that relate to the software marketed by the Company prior to the date hereof under the brand name “QX,” specifically (i) the Intellectual Property Assignments for certain Intellectual Property between (a) NCIP Holdings LLC and StreetLinks LLC, and (b) Corvisa Services LLC and StreetLinks LLC, and (ii) the Intellectual Property License Agreement between StreetLinks LLC and NCIP Holdings LLC.

     “Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense in light of the objective to be accomplished.

     “Releases” has the meaning assigned to such term in Section 3.2(c).

     “Report Due Date” has the meaning assigned to such term in Section 2.2(b)(ii).

     “Responding Party” has the meaning assigned to such term in Section 9.5(a).

     “SEC” means the U.S. Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Seller” or “Sellers” has the meaning assigned to such term in the introductory paragraph.

     “Seller Affiliate” means any Affiliate of a Seller.

     “Seller Indemnified Parties” has the meaning assigned to such term in Section 9.1(d).

     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its liabilities as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its liabilities as they mature, (d) such Person does not intend to, and does not believe that it will, incur liabilities beyond such Person’s ability to pay as such liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

     “Straddle Period” has the meaning assigned to such term in Section 8.1.

     “Subsidiary” means, with respect to any Person, any other Person (a) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person; (b) of which the first Person or any other Subsidiary of the first Person is a general partner; or (c) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

     “Tangible Property” means all equipment, fixtures and other tangible personal property, in each case whether owned or leased, that is now, or at the time of the Closing will be, used or held for use in or otherwise related to or necessary for the conduct of, the business of the Company.

     “Target Working Capital” means an amount equal to $500,000.

     “Tax Claim” means any Tax audit, contest, litigation, defense or other Tax Proceeding with or against any Taxing Authority.

     “Tax Proceeding” has the meaning assigned to such term in Section 8.4.

     “Tax Return” means any return or report, declaration, claim for refund or information return relating to Taxes, including any related schedules, attachments, or other supporting information, with respect to Taxes, and including any amendment thereto.

     “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, Medicare, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, any taxes of any Person under Section 1.1502-6 of the Treasury Regulations, or any other tax of any kind whatsoever, including any interest, fines, penalty or other like assessment or addition thereto, whether disputed or not, including such item for which a liability arises as a transferee, by contract, successor-in-interest or otherwise.

     “Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

     “Total Revenue” means the gross amount of cash or other property received by or on behalf of the Company (and any successor thereto) from whatever sources for calendar year 2015 or 2016 (or the applicable portion thereof), as the context requires; provided, that “Total Revenue” shall include revenue arising from businesses acquired by Buyer or its Affiliates after the Closing (other than the Company) whether by merger, consolidation, asset or equity purchase (an “After Acquired Business”) provided, further, that (i) the After Acquired Business is primarily managed, directly or indirectly, by the management of the Company (and any successor thereto), and (ii) the amount of included revenue is calculated as the amount of revenue of such After Acquired Business in calendar year 2015 or 2016, as applicable, in excess of the amount of revenue of such After Acquired Business for the 12 months prior to its acquisition.

     “Transferred Domain Names” has the meaning assigned to such term in Section 7.7.

     “Transition Services Agreement” has the meaning assigned to such term in Section 3.2(e).

     “Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

     “Triggering Event” has the meaning assigned to such term in Section 2.2(b)(iv).

     “Units” has the meaning assigned to such term in the Recitals.

     “Working Capital” means the current assets of the Company less the current liabilities of the Company. For the avoidance of doubt, Working Capital shall include cash and cash equivalents and intercompany liabilities, net of intercompany receivables, and shall exclude current payables for capital leases for equipment (other than current payables for the capital leases listed on Schedule 1.1(C), which are specifically included in Working Capital). Working Capital shall be calculated in accordance with the formulas and methodologies used in the preparation of the sample calculation of Working Capital set forth on Schedule 1.1(B), and otherwise in accordance with GAAP.

     1.2. Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

          (a) the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

          (b) unless otherwise indicated herein, references to Articles, Sections and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement;

          (c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

          (d) no consideration shall be given to the captions of the Articles, Sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

          (e) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

          (f) the plural shall be deemed to include the singular, and vice versa and references to one gender include the other gender;

          (g) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

          (h) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder;

          (i) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

          (j) references to any Person include the successors and permitted assigns of that Person;

          (k) this Agreement has been drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement; and

          (l) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Agreement shall prevail.

ARTICLE II
THE TRANSACTION; PURCHASE PRICE

     2.1. Sale and Purchase. At the Closing, and subject to the terms and conditions in this Agreement, each Seller shall sell, assign, transfer, deliver, and convey to Buyer, and Buyer shall purchase and accept from Sellers, the Units.

     2.2. Purchase Price.

          (a) Closing Purchase Price. In consideration of the sale of the Units to Buyer, Buyer shall pay at the Closing, in immediately available funds, $60,000,000 (the “Closing Purchase Price”) to Sellers in accordance with Schedule 2.2(a) by wire transfer to the Designated Accounts.

          (b) Earn Out. As additional consideration for the Units, Buyer shall pay to Sellers (in accordance with their Allocable Portions) additional payments up to the Maximum Amount (each an “Earn Out Payment”, and together with the Closing Purchase Price, collectively the “Purchase Price”), if at all, if the operating performance of the Company meets certain thresholds at certain times, as provided in this Section 2.2(b).

     (i) On the thirtieth (30th) day following the end of the calendar year 2015 (such date, the “2015 Report Due Date”), Buyer shall prepare (or cause to be prepared) and deliver to the Member Representative a report with supporting documentation (an “Earn Out Report”) setting forth the calculation of the Total Revenue for calendar year 2015. If such Total Revenue is $184,000,000 or more, Buyer shall pay to Sellers (in accordance with their Allocable Portions) an Earn Out Payment equal to the Maximum Amount by wire transfer to the Designated Accounts. Such Earn Out Payment shall be paid, if at all, within ten (10) days after such Earn Out Payment is finally determined to be due and owing in accordance with subsection (iii) below.

     (ii) If the Earn Out Payment is not due and owing for calendar year 2015, then on the thirtieth (30th) day following the end of each calendar quarter of 2016 (or until such earlier date if the Maximum Amount has been paid to the Sellers prior to such date) (each such date, a “2016 Report Due Date”, and together with the 2015 Report Due Date, herein referred to as a “Report Due Date”), Buyer shall prepare (or cause to be prepared) and deliver to the Member Representative an Earn Out Report setting forth the Total Revenue to date for calendar year 2016. If such Total Revenue as of any such 2016 Report Due Date is greater than $167,455,000, Buyer shall pay to Sellers (in accordance with their Allocable Portions) an Earn Out Payment by wire transfer to the Designated Accounts, based on a linear scale where each $1.00 of such Total Revenue above such Total Revenue of $167,455,000 (up to a maximum of $184,000,000 of such Total Revenue) would result in a payment of $0.72529465 (less the Earn Out Payments previously paid to the Sellers). Each such Earn Out Payment shall be paid, if at all, within ten (10) days after such Earn Out Payment is finally determined to be due and owing in accordance with subsection (iii) below.

     (iii) Following Buyer’s delivery of an Earn Out Report, the Member Representative and its representatives shall have the right to meet with Buyer to discuss Buyer’s calculation of the Total Revenue and have reasonable access during normal business hours to inspect the records and working papers related thereto, for the purpose of evaluating the basis for such calculation. Unless the Member Representative objects to Buyer’s determination of the Total Revenue set forth in an Earn Out Report by delivery to Buyer of a Notice of such objection (a “Notice of Objection”) setting forth the basis for such objection, the Earn Out Report (and the amount of the Total Revenue set forth therein) shall be conclusive and binding for all purposes of this Agreement. In the event that the Member Representative delivers a Notice of Objection as provided above, the Member Representative and Buyer shall first use diligent good faith efforts to resolve such dispute through good faith negotiations. If they are unable to resolve such dispute within thirty (30) days after the delivery of the Notice of Objection, then the Parties shall engage the Independent Accounting Firm for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Objection. The Independent Accounting Firm shall make a final determination of the matters that remain in dispute in accordance with the guidelines and procedures set forth in this Agreement. The Parties will cooperate with the Independent Accounting Firm during the term of its engagement. The Total Revenue and the amount of the Earn Out Payment, if any, calculated with reference thereto, shall become final and binding on the Parties on the date the Independent Accounting Firm delivers its final resolution in writing to the Parties. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this Section 2.2(b) shall be allocated equally between Buyer, on the one hand, and Sellers, on the other.

     (iv) In the event that after the Closing Date there occurs a sale or other disposition of all or substantially all of the assets of the Company or Buyer, or a merger, consolidation, recapitalization or other transaction in which any Person who before such transaction was not the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in the Company, or Buyer, as applicable, immediately following the consummation of such transaction becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in the Company or Buyer, as applicable (each, a “Triggering Event”), at any time prior to December 31, 2016, and the Maximum Amount has not been paid to the Sellers prior to such date, then Buyer shall, regardless of whether or not any portion of any unpaid Earn Out Payment is due and owing to Sellers, pay to Sellers (in accordance with their Allocable Portions) the Maximum Amount (less the Earn Out Payments previously paid to the Sellers) within thirty (30) days of the Triggering Event.

     (v) Sellers acknowledge that Total Revenue may be lower than the thresholds set forth herein for any number of reasons and, as a result, that Sellers may not be entitled to the payment of any portion of the Earn Out Payment. Although Buyer agrees to act in good faith in conducting the business of the Company and to keep separate records for the Company from the Closing Date until the earlier to occur of the Sellers receiving Earn Out Payments equal to the Maximum Amount or December 31, 2016, in balancing the wide variety of business decisions facing it from time to time, Buyer may otherwise operate the business of the Company after the Closing Date in its sole discretion; provided, however, that notwithstanding the foregoing, from the Closing Date until the earlier to occur of the Sellers receiving Earn Out Payments equal to the Maximum Amount or December 31, 2016, Buyer shall neither (i) divert revenue from the Company to any Affiliate of Parent or otherwise, nor (ii) take any action or omit to take any action for the specific or primary purpose of avoiding or reducing Total Revenue at the Company level, and thereby avoid or reduce an Earn Out Payment.

     (vi) The Parties acknowledge and agree that bonus payments to certain of the Company’s key executives may be paid by Buyer, if at all, out of the Earn Out Payments due and owing to Sellers, at the time and in the amounts as mutually agreed by the Member Representative and Buyer in writing.

          (c) Transfer Consents and Waivers. Each Seller hereby acknowledges that the portion of the Purchase Price to which such Seller is entitled under this Agreement represents all that such Seller is entitled to in respect of such Seller’s Units, upon consummation of the transactions contemplated hereby, and such Seller hereby waives, effective upon the Closing, on behalf of himself and each of his or its Affiliates, (i) any and all notices required to be given in connection with the transactions contemplated by this Agreement prior to the date hereof, whether pursuant to this Agreement, any of the other documents contemplated hereby or any other agreement to which such Seller is a party or the organizational documents of the Company, and (ii) any and all of its rights of first refusal, transfer consent rights or similar transfer-related rights under each of the agreements with the Company or any of its Affiliates relating to such Seller’s direct ownership of Units to which such Seller is a party, it being understood that the foregoing does not release any Seller from any liability to another Seller for a breach of any such agreement prior to the Closing Date.

     2.3. Calculation and Payment of the Working Capital True-Up.

          (a) Determination of Closing Date Working Capital. As promptly as practicable after the Closing Date, and in any event not later than sixty (60) days after the first day of the month immediately following the Closing Date, Buyer shall deliver to the Member Representative a calculation of the amount of the Working Capital as of the end of the Closing Date determined as if there had been an interim closing of the Company’s books as of the Closing Date (“Closing Date Working Capital”) and the amount of the outstanding Indebtedness of the Company as of the end of the Closing Date (the “Closing Date Indebtedness”). Within twenty (20) days after delivery by Buyer of the Closing Date Working Capital calculation and the Closing Date Indebtedness calculation, during which period Buyer shall provide reasonable access to such working papers, information and personnel relating to the calculations as may be reasonably requested by the Member Representative, the Member Representative may dispute all or any portion of the Closing Date Working Capital calculation or the Closing Date Indebtedness calculation by giving written notice (a “Notice of Disagreement”) to Buyer setting forth in reasonable detail the basis for any such dispute (a “Disagreement”). Buyer and the Member Representative shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If the Member Representative does not provide a Notice of Disagreement to Buyer within the twenty-day period set forth above, the Member Representative (on behalf of all Sellers) shall be deemed to have irrevocably accepted such Closing Date Working Capital calculation and Closing Date Indebtedness calculation in the form delivered to it by Buyer. If the Member Representative shall deliver a Notice of Disagreement and Buyer does not dispute all or any portion of such Notice of Disagreement by giving Notice to the Member Representative setting forth in reasonable detail the basis for such dispute within twenty (20) days following the delivery of such Notice of Disagreement, Buyer shall be deemed to have irrevocably accepted the Closing Date Working Capital calculation and Closing Date Indebtedness calculation as modified in the manner described in the Notice of Disagreement. If Buyer shall dispute a Notice of Disagreement by delivery of a Notice to the Member Representative within the twenty-day period set forth in the immediately preceding sentence, and within the twenty (20) days following the delivery to the Member Representative of the Notice of such dispute the parties do not resolve the Disagreement (as evidenced by a written agreement between Buyer and the Member Representative), such Disagreement shall thereafter be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement. Buyer and the Member Representative shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any Disagreement shall be rendered within fifteen (15) days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible. Such determinations shall only be made with respect to the items that remain the subject of the Disagreement on the basis of written position papers submitted by Buyer and the Member Representative, and shall be final and binding upon the Parties. Each of Buyer and the Member Representative shall use its Reasonable Efforts to cause the Independent Accounting Firm to render its determination within the fifteen-day period described above, and each shall cooperate with such firm and provide such firm with reasonable access to their books, records, personnel and representatives and such other information as such firm may reasonably require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this Section 2.3 shall be allocated between Buyer and Sellers in the inverse proportion that the aggregate amount of the items awarded to Buyer on the one hand and Sellers on the other hand (as finally determined by the Independent Accounting Firm) bears to the total amount of awarded items. Sellers and Buyer shall each promptly reimburse the other to the extent that the other party paid more than the amount so required pursuant to the preceding sentence.

          (b) Payment of True-Up. If the Closing Date Working Capital as finally determined pursuant to this Section 2.3 is greater than the Target Working Capital, then Buyer shall pay the amount by which the Closing Date Working Capital exceeds the Target Working Capital to Sellers (in accordance with their ownership on Schedule 5.1(d)) within five (5) days after the final determination thereof in immediately available funds by wire transfer to the Designated Accounts. If the Closing Date Working Capital as finally determined pursuant to this Section 2.3 is less than the Target Working Capital, then each Seller shall pay his or its ratable share (in accordance with his or its ownership on Schedule 5.1(d)) of the amount by which the Target Working Capital exceeds the Closing Date Working Capital to Buyer within five (5) days after the final determination thereof in immediately available funds by wire transfer to an account designated by Buyer. If the Closing Date Indebtedness as finally determined pursuant to this Section 2.3 is greater than zero (0) then each Seller shall pay his or its ratable share (in accordance with his or its ownership on Schedule 5.1(d)) of the amount of such Closing Date Indebtedness to Buyer within five (5) days after the final determination thereof in immediately available funds by wire transfer to an account designated by Buyer.

     2.4. Guaranty. Parent unconditionally and irrevocably guarantees to Sellers the performance when due of each of the obligations of Buyer set forth in this Agreement (subject to all the limitations and defenses available to Buyer hereunder). If and to the extent that Buyer fails to perform any such obligation on a timely basis pursuant to the terms and conditions of this Agreement, Parent shall (subject to all the limitations and defenses available to Buyer hereunder) promptly cause Buyer to perform such obligations or shall perform such obligations itself (including, for the avoidance of doubt, any payment obligations of Buyer arising under this Agreement).

ARTICLE III
CLOSING

     3.1. Closing. Subject to the terms and conditions in this Agreement, the Closing shall take place at 10:00 a.m., Kansas City time, on the date hereof. The Closing shall take place at the offices of Bryan Cave LLP, 1200 Main Street, Kansas City, Missouri 64105, or such other place as the Parties may agree (or to the extent practicable by an electronic exchange (i.e. facsimile or electronic mail) of signatures and other Closing deliveries). Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

     3.2. Closing Deliveries by the Sellers. At the Closing, Sellers shall or shall cause the Company to, as applicable, deliver the following documents:

          (a) The certificates, instruments, and documents listed below:

     (i) Assignments or other instruments of transfer duly endorsed in blank, or accompanied by instruments of transfer duly executed in blank, for transfer of good and valid title to the Units to Buyer, as applicable;

     (ii) such other documents and instruments as may be necessary to cause buyer to be admitted as a substitute member as defined in the Company’s operating agreement with respect to each of the Sellers;

     (iii) The minute books, equity transfer records and all other books and records of the Company (all of which may be delivered at the Company’s offices);

     (iv) The written resignations of the officers and managers of the Company as specified in writing by Buyer before Closing, such resignations to be effective concurrently with the Closing;

     (v) Certificates dated not more than five (5) days prior to the Closing Date as to the good standing of the Company, issued by the appropriate Governmental Entity of the jurisdiction of the Company’s organization;

     (vi) Originals of an executed certificate described in Treasury Regulation Section 1.1445-2(b)(2) certifying that each Seller is not a foreign person within the meaning of the Code;

     (vii) The original fully executed counterpart of the East Hillsborough Sublease; and

     (viii) The opinion of counsel to the Member Representative, as to matters of Maryland law, addressed to Buyer.

          (b) A cross-receipt, executed by each of the Sellers, dated as of the Closing Date, acknowledging receipt of the Closing Purchase Price.

          (c) The Releases substantially in the form of Exhibit A (the “Releases”) duly executed by each Seller and an authorized officer of the Company.

          (d) Noncompetition and Nonsolicitation Agreements substantially in the form of Exhibit B (the “Noncompetition Agreements”) duly executed by each of the Sellers and an authorized officer of the Company.

          (e) The Transition Services Agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”) duly executed by the Member Representative and an authorized officer of the Company.

     3.3. Closing Deliveries by Buyer. At the Closing, Buyer will deliver the following to Sellers:

          (a) A cross-receipt, executed by an officer of Buyer, dated as of the Closing Date, acknowledging receipt of the Units.

          (b) A certificate dated not more than five (5) days prior to the Closing Date as to the good standing of Buyer, issued by the Governmental Entity of the jurisdiction of the Buyer’s incorporation.

          (c) The Transition Services Agreement duly executed by Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

     Except as set forth in the Disclosure Schedules, each Seller represents and warrants, individually with respect to himself or itself only and not jointly and severally, to Buyer as follows:

     4.1. Ownership of Units and Encumbrances. Such Seller holds of record and owns beneficially the number of Units set forth opposite his or its name on Schedule 5.1(d), free and clear of all Encumbrances, other than (a) restrictions on transfer that may be imposed by applicable federal or state securities Laws, (b) Encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates other than the purchase of Units pursuant to this Agreement or (c) restrictions as set forth in the organizational documents of the Company. Such Seller is a “Member” of the Company as defined in the Company’s Operating Agreement.

     4.2. Authority. Such Seller has full power and authority to execute, deliver, and perform its obligations hereunder and the Ancillary Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which such Seller is a party have been, or with respect to those Ancillary Agreements to which Seller is a party and are to be executed at the Closing will be, duly executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller enforceable against such Seller (and with respect to any Seller who is a natural person such Seller’s spouse) in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party have been authorized by the board of directors, board of managers or such other governing body of such Seller, as applicable, and no other corporate or limited liability company actions on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party or the consummation by such Seller of the Closing. Such Seller is not in violation nor in default under any Law, or order applicable to such Seller or its assets the effect of which would hinder, prevent, or delay such Seller from performing its obligations hereunder.

     4.3. Organization of Sellers. Other than Steve Haslam, such Seller is duly organized, validly existing and in good standing under the laws of its state of organization, and has all requisite corporate or limited liability company, as applicable, power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.

     4.4. Solvency. Immediately before and immediately after giving effect to the transactions contemplated by this Agreement, including the payment of all fees, expenses and other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, such Seller is and will be Solvent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

     Except as set forth in the Disclosure Schedules, the Sellers represent and warrant to Buyer as follows:

     5.1. The Company.

          (a) Organization. The Company is a limited liability company duly organized and validly existing under the laws of the State of Indiana. The Company has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

          (b) Authority. The Company has full power and authority to execute, deliver, and perform its obligations hereunder and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Each of the agreements executed in connection with this Agreement, including each of the Ancillary Agreements, have been duly executed and delivered by the Company and each constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

          (c) Foreign Qualification. The Company is duly qualified or licensed to do business in each other jurisdiction where the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not have an adverse effect in any material respect.

          (d) Ownership of Equity and Encumbrances. Schedule 5.1(d) accurately sets forth the number of issued and outstanding Units and the number of Units held by each Seller set forth opposite his or its name. All of such Units are duly authorized, validly issued and fully paid. Except as set forth on Schedule 5.1(d), all of the issued and outstanding ownership interests of the Company are owned by the Sellers, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by applicable federal or state securities Laws and upon the Closing the Units will be transferred to Buyer free and clear of all Encumbrances other than restrictions on transfer that may be imposed by applicable federal or state securities laws or Encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates other than the purchase of Units pursuant hereto and all such ownership interests are duly authorized, validly issued and fully paid and Buyer shall acquire all rights of Seller with respect to the Units and shall be admitted as a substitute member of the Company with respect to each Seller. The Company does not have any Subsidiaries and does not own any equity securities of any other Person and the Company is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person.

          (e) Options and Rights to Acquire Equity. Except as set forth on Schedule 5.1(e), there are no outstanding (i) securities of the Company convertible into or exchangeable for equity interests or other voting securities of the Company, (ii) options or other rights to acquire from the Company, or other obligation of the Company to issue or sell, any equity interest or other voting securities of the Company or any securities convertible into or exchangeable for such equity interest or voting securities, or (iii) other equity or equity equivalents or other similar rights, or options for same, of or with respect to the Company. Except as set forth on Schedule 5.1(e), there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire or to issue or transfer any of the foregoing securities, options, equity, equity equivalents, interests or rights.

          (f) Capitalization. The Units constitute all of the issued and outstanding securities of the Company. The ownership interests of the Company consist solely of 39,220.09 Units all of which will be transferred to the Buyer at the Closing and there are no other voting, management, profits or other ownership, participation or similar rights or interests in the Company. The Company has no equity securities reflected on the books and records of the Company as treasury securities.

     5.2. Organizational Documents. Buyer has been provided with accurate and complete copies of the Company’s organizational documents.

     5.3. No Conflict. Except as set forth on Schedule 5.3, and assuming all consents, approvals, authorizations, and other actions described in Section 5.4 have been obtained and all filings and notifications listed on Schedule 5.4(a) have been made, the execution, delivery, and performance of this Agreement and each of the Ancillary Agreements by the Company and Sellers and the consummation of the transactions contemplated hereby will not:

          (a) violate or breach the organizational documents of the Company or any Seller;

          (b) violate or breach any Law binding upon the Company or any Seller, except as would not have an adverse effect in any material respect; or

          (c) result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give to others any rights of termination, modification, acceleration or cancellation of, result in any loss of a benefit under, or result in the creation of any Encumbrance on, the Units or any of the assets or properties of the Company pursuant to, any note, bond, mortgage, indenture, contract (including any Material Contract), agreement, lease, license, permit, franchise or other instrument to which any Seller or the Company is a party or by which any of such assets or properties is bound or affected.

     5.4. Consents and Approvals. No consent, approval, authorization, license, order or permit of or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Sellers or the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except:

          (a) as set forth on Schedule 5.4(a);

          (b) where the failure to obtain any such consent, approval, authorization, license, order or permit or to make such declaration, filing, registration or notification would not have an adverse effect in any material respect.

     5.5. Permits. Set forth on Schedule 5.5 are all Permits necessary or required for the conduct of the business of the Company as presently conducted (except those Permits where the failure to hold the same would not have an adverse effect in any material respect) and except as disclosed in Schedule 5.5, the Company holds all such Permits. Except as disclosed in Schedule 5.5, no Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any alleged failure by the Company to have any such Permit or to be in compliance therewith. Except as set forth on Schedule 5.5, neither the execution and delivery of this Agreement and the Ancillary Agreements nor the performance of any of the transactions contemplated hereby or thereby will: (i) require any assignment, consent, waiver or other action in respect of any Permit; (ii) result in the termination or modification of any Permit; or (iii) result in a need for additional Permits.

     5.6. Financial Statements.

          (a) The Financial Statements are attached as Schedule 5.6(a). The Financial Statements have been prepared from, and are in accordance in all material respects with, the books and records of the Company, which books and records are maintained in accordance with GAAP (except as expressly noted on Schedule 5.6(a)) consistently applied throughout the periods indicated, and such books and records have been maintained in all material respects on a basis consistent with the past practice of the Company. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as expressly noted therein or on Schedule 5.6(a)). The balance sheets included in the Financial Statements fairly present in all material respects the financial position of the Company as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Company for the periods set forth therein (except as expressly noted therein).

          (b) Except as set forth on Schedule 5.6(b) or as reflected on the Financial Statements, the Company does not have any liability or obligation other than liabilities and obligations which have not had, nor reasonably could be expected to have, individually or in the aggregate, an adverse effect in any material respect.

          (c) Schedule 5.6(c) sets forth the outstanding Indebtedness of the Company as of the date hereof.

     5.7. Absence of Certain Changes. Except as set forth on Schedule 5.7, since the date of the Most Recent Balance Sheet, (a) the business of the Company has been conducted only in the ordinary course consistent with past practice, (b) there has not been any event, circumstance, change or effect that has had or reasonably could be expected, individually or in the aggregate, to be materially adverse to the Company, and (c) none of the actions set forth in subsection (c) of Schedule 5.7 have occurred except as otherwise noted thereon.

     5.8. Bank Accounts. Schedule 5.8 sets forth the names and locations of banks, trust companies and other financial institutions at which the Company maintains accounts of any nature or safe deposit boxes and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     5.9. Tax Matters. Except as disclosed on Schedule 5.9:

          (a) The Company has filed, or has had filed on its behalf, in a timely manner (within any applicable extension periods) with the appropriate Taxing Authority all Tax Returns required to be filed with respect to Taxes of the Company and such Tax Returns are true, complete and correct in all material respects;

          (b) All Taxes due and payable by the Company, whether or not shown or reported on any Tax Return of the Company, have been paid in full to the appropriate Taxing Authority;

          (c) (i) No written notice has been received of any deficiencies for Taxes claimed, proposed or assessed by any Taxing Authority with respect to the Company; (ii) there are no pending, current or proposed in writing Tax Claims for or relating to any liability in respect of Taxes of the Company; (iii) there are no outstanding written agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to the Company, nor is there any written request for any such agreement or waiver pending; (iv) no Closing Agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company; and (v) no written claim for Taxes has been made by a Taxing Authority in a jurisdiction where Tax Returns with respect to the Company are not filed that the Company is or may be subject to taxation in such jurisdiction.

          (d) The Company is not a party to any Tax allocation, Tax-sharing agreement or Tax indemnification agreement that will survive Closing;

          (e) There are no liens for Taxes (other than for current Taxes due in the ordinary course and not yet due and payable) upon any of the assets of the Company;

          (f) Since 2008, the Company is, and always has been, taxed as a partnership for U.S. federal income Tax purposes and any former subsidiary of the Company was taxed as a partnership or treated as a disregarded entity for U.S. federal income Tax purposes;

          (g) The Company is not obligated to pay the Taxes of another Person by contract, as transferee, as successor or otherwise. In addition, the Company has not at any time been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes;

          (h) The Company has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with income allocated to or amounts paid or owing to any employee, independent contractor, creditor, Seller, Unit holder or other third party and has complied with all related reporting and recordkeeping requirements associated therewith;

          (i) The Company is not a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); and

          (j) None of the Assets of the Company are (i) tax exempt use property under Section 168(h) of the Code; (ii) tax-exempt bond financed property under Section 168(g) of the Code; (iii) limited use property under Revenue Procedure 2001-28; or (iv) treated as owned by any other person under Section 168 of the Code.

     5.10. Compliance With Applicable Laws. Since August 1, 2008, the Company has not been in material default or violation of or been charged with any violation of any applicable Law, except as disclosed on Schedule 5.10. Except as disclosed on Schedule 5.10, the Company has not received any notice alleging any material violation of such Laws (which remains unremedied or unresolved) nor is any such notice pending or to the Knowledge of the Company threatened.

     5.11. Legal Proceedings. Except as disclosed on Schedule 5.11, there are no Proceedings pending or, to the Knowledge of the Company or any Seller, threatened against or affecting any Seller, the Company or any of their assets which would have an adverse effect in any material respect. None of the Sellers nor the Company is subject to any judgment, order, writ, injunction, decree or settlement that restricts the Company or which would have an adverse effect in any material respect.

     5.12. Real Property. The Company does not own, and has never owned, any real property. Schedule 5.12 sets forth a true, correct and complete list of all leases, subleases, licenses and other occupancy agreements to which the Company is a party or by which it is bound (each, a “Lease” and collectively, the “Leases”), and the Company is not a party to any other agreement that includes any option to purchase or lease any real property or interest therein. Each Lease is legal, valid, binding, enforceable and in full force and effect, and except for the Permitted Encumbrances, to the Company’s Knowledge, all improvements on the real property to which such Leases relate (the “Leased Real Property”) conform in all material respects to applicable Law and zoning and building ordinances, and the properties are zoned for the various purposes for which such real property is presently being used. The Company has delivered or made available to Buyer true, correct and complete copies of all Leases (including all extensions, amendments and other modifications, if any, thereof relating thereto). Except as set forth on Schedule 5.12, no Person has been granted the right (through sublease, license or otherwise) to use, lease, occupy or enjoy all or any part of any of the Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no actions pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. For each Leased Real Property, (A) the Company has a valid and subsisting leasehold interest for the full term of the subject Lease, free and clear of all Encumbrances other than Permitted Encumbrances, (B) the Company has the right to use such Leased Real Property for the purposes for which it is being used, (C) the Company has not received any notice of a dispute concerning the occupancy or use thereof, and (D) neither the Company nor any other party to the subject Lease is in default thereunder, nor has any default been threatened in writing by or against the Company.

     5.13. Personal Property.

          (a) Except (i) as disclosed on Schedule 5.13 and (ii) for Permitted Encumbrances, the Company has title to and possession of those personal properties as reflected in the Company’s books and records and in the Most Recent Balance Sheet, other than those disposed of after the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice. The Tangible Property is in good operating condition, subject to continued repair and replacement in accordance with past practice, and none of Sellers or the Company has received notice that any of the Tangible Property is in violation of any existing law or order of any Governmental Entity. During the past three years there has not been any interruption of the operations of the business of the Company due to inadequate maintenance of the Tangible Property. No approval or consent of any Person is needed so that the interest of the Company in the Tangible Property shall continue to be in full force and effect and enforceable by Buyer following the Closing.

          (b) Except as disclosed on Schedule 5.13, (i) the furniture, fixtures, equipment and other items of tangible personal property of the Company (A) are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and (B) together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute, in all material respects, all of the rights, property and assets necessary to conduct the business of the Company as currently conducted and (ii) there are no material facilities, services, assets or properties shared with any other Person, or leased to any Seller or its Affiliates, that are used by the Company in the conduct or operation of its business.

     5.14. Certain Obligations of the Company.

          (a) The Company has no Existing Financing.

          (b) Schedule 5.14(b) sets forth a list of all contracts between the Company, on one hand, and any Seller or Seller Affiliate on the other hand.

          (c) Except for contracts of the nature described in Sections 5.14(a) and 5.14(b), Schedule 5.14(c), sets forth a list of all contracts or agreements to which the Company is a party (or by which any of the assets, properties, business, or rights of the Company is bound) which (i) would reasonably require or entitle the Company to make payments of at least $500,000 annually (other than contracts with appraisers who are vendors of the Company’s customers, in such capacities), (ii) are contracts with the ten (10) largest customers of the Company (by dollar value of purchases within the last calendar year) that have not expired or terminated as of the date hereof, (iii) provide for the lease of real property, (iv) is an employment contract with any current employee of the Company, (v) prohibits or restricts the Company or any of its Affiliates from engaging in any line of business or other activity, competing with any other Person, operating any of its assets or otherwise conducting its business and affairs in any jurisdiction or (vi) if canceled, terminated or expired by its terms would have a Material Adverse Effect (each of the documents set forth on Schedules 5.14(a) through Schedule 5.14(c), being a “Material Contract”).

          (d) Except as set forth in Schedule 5.14(d), each Material Contract is valid, in full force and effect, enforceable, and constitutes a legal, valid, binding agreement in all material respects in accordance with its terms by and against the Sellers and the Company, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). To the Knowledge of the Sellers and the Company, no other party to any Material Contract is in breach of the terms thereof nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any such contract.

          (e) The Company has made available or provided to Buyer and its representatives accurate and complete copies of each of the Material Contracts and all amendments, supplements and modifications thereto.

          (f) Except as set forth on Schedule 5.14(d), the Company has no indemnification obligations to any Seller for any services provided by the Company prior to the Closing.

     5.15. Accounts Receivable.

          (a) Except as set forth on Schedule 5.15, all accounts, notes receivable and other receivables (other than receivables collected since the date of the Most Recent Balance Sheet) reflected on the Most Recent Balance Sheet are, and all accounts, notes receivable and other receivables will be at the Closing Date valid and collectible subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the most recent balance sheet included in the Financial Statements. There are no security arrangements or collateral securing the repayment or other satisfaction of any account, note receivable or other receivable.

          (b) Except as set forth on Schedule 5.15, there are no unpaid invoices or bills representing amounts alleged to be owed by the Company, or other alleged obligations of the Company, which the Company has disputed or determined to dispute or refuse to pay.

     5.16. Employee Matters.

          (a) Schedule 5.16(a) lists all Benefit Plans which are (i) provided to or for the benefit of any Persons that are or were employed by, or provide or provided services to, the Company (the “Employees”), or in which any Employee participates by reason of employment or service with the Company or its Affiliates, (ii) sponsored, contributed to, required to be contributed to or maintained by the Company, or (iii) with respect to which the Company has or may have liability (each Benefit Plan described in this sentence, a “Group Benefit Plan”). Schedule 5.16(a) separately identifies the entity that sponsors, maintains, or contributes to each Group Benefit Plan, and whether such Group Benefit Plan is intended to be a qualified plan within the meaning of Section 401 of the Code. All participants in Company Benefit Plans are Employees. No Employee is a party to an employment agreement with the Company (provided, however, that an “employment agreement” shall not be deemed to include any of the confidentiality, non-solicitation and work for hire agreements referenced on Schedule 5.21(c)) accurate and complete copies of which have been provided to Buyer.

          (b) To the extent applicable with respect to each Company Benefit Plan, true, correct and complete copies of the most recent documents described below have been furnished to Buyer: (i) IRS determination letter or opinion letter and any outstanding request for a determination letter; (ii) all plan documents and amendments; (iii) Form 5500, financial statements and actuarial reports for the most recent plan year; (iv) current summary plan descriptions and any summaries of material modifications; (v) any trust agreements, annuity contracts, insurance agreements, or other funding instruments used in connection with the funding or payment of amounts; and (vi) all material written communications with any Governmental Entity relating to such Company Benefit Plan.

          (c) All contributions (including employee contributions to any qualified Benefit Plan), assessments, insurance premiums, or other payments with respect to the Company Benefit Plans for all periods ending prior to Closing (including periods from the first day of the current plan year to Closing) will be made prior to Closing by the Company or any ERISA Affiliate in accordance with past practice. All contributions (including employee contributions to any qualified Benefit Plan), insurance premiums, or other payments have been made on a timely basis in accordance with ERISA and the Code.

          (d) There is no pending or threatened legal action, proceeding, investigation, suit, grievance, material dispute, audit, charge, complaint, arbitration or other manner of litigation, dispute resolution or claim against or involving any Company Benefit Plan or any Employee with respect to the Company and, to the Knowledge of the Company, no facts exist that would give rise to the foregoing, other than routine claims for benefits.

          (e) The Company does not maintain, sponsor, or contribute to, and has never had an obligation to maintain, sponsor, or contribute to, a Benefit Plan covering any Employee whose services are or have been performed primarily outside of the United States. No Company Benefit Plan is subject to the Law of any jurisdiction outside of the United States.

          (f) All reports and information relating to each Company Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided. Each Group Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification (and such determination has not been modified, revoked or limited), its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that would adversely affect such qualification or exemption or that could result in any liability with respect to the tax-qualified status of any such Group Benefit Plan. Each Company Benefit Plan has been maintained, funded, operated, and administered in compliance with its terms and with the requirements prescribed by applicable Laws (including, but not limited to, the applicable requirement of ERISA, COBRA, HIPAA, and the Code), and the Company has not received any claim or notice that any Company Benefit Plan is not in compliance with, its terms, ERISA, the Code (including compliance required for any intended favorable tax treatment) or any applicable Laws. With respect to each Company Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 of Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administration exemption does not exist have occurred. Any employee training and participant or other notices required by ERISA, HIPAA, the Code, or any other state or federal law or any ruling or regulation of any state or federal administration agency with respect to each Company Benefit Plan have been appropriately and timely given in all material respects.

          (g) None of the Company or any ERISA Affiliate has at any time maintained, sponsored or been required to contribute to: (i) any Benefit Plan subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA, or Sections 412 or 4971 of the Code, or (ii) any Benefit Plan that provides benefits pursuant to a formula that requires benefits to be funded based on actuarial principles or otherwise. No event has occurred and there exists no condition or set of circumstances to which the Company or any ERISA Affiliate could be subject to any liability under Title IV of ERISA or the Code by virtue of the Company being aggregated in a “controlled group” or “affiliated service group” with any ERISA Affiliate for purposes of ERISA or the Code.

          (h) Except as set forth in Schedule 5.16(h): (i) no Company Benefit Plan that is a “welfare benefit plan” (as defined by ERISA) provides for continuing benefits or coverage for any participant or beneficiary after the participant’s termination of employment, except to the extent required by law; (ii) no Group Benefit Plan is a “multiple employer welfare arrangement” (as defined by ERISA); (iii) the Company does not maintain or have any obligation to contribute to any “voluntary employees’ beneficiary association” (as defined by Section 501(c)(9) of the Code) or other funding arrangement for the provision of welfare benefits; and (iv) all Company Benefit Plans described in clause (i) herein are fully insured and claims with respect to any participant or covered dependent under such Company Benefit Plans could not result in any material uninsured liability to the Company or Buyer.

          (i) Each Company Benefit Plan is exempt from or complies in form and operation with Sections 409A and 457A of the Code and the regulations thereunder so as to avoid any Tax, penalty or interest under such sections. The Company does not have any indemnity obligation for any Taxes imposed under Sections 4999, 409A, or 457A of the Code.

          (j) Neither the execution, delivery, and performance by Buyer of this Agreement, nor the consummation by it of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment (i) will result in any payment becoming due to any Employee from the Company or its Affiliates, (ii) will increase any benefits otherwise payable under any Group Benefit Plan, (iii) will result in any acceleration of the time of payment or vesting of any compensation or benefit, (iv) will result in any acceleration of funding of any compensation or benefit, or (v) could be an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign law).

     5.17. Labor Relations; Employment.

          (a) Except as set forth in Schedule 5.17(a): (a) the Company has never been a party to or subject to, is currently negotiating in connection with entering into, or has ever had any liability with respect to, any collective bargaining agreement or other labor contract, and, to the Knowledge of the Company, there has not been any organizational campaign, card solicitation, petition or other unionization activity or efforts seeking recognition of a collective bargaining unit relating to any Employee; (b) there has never been any unfair labor practice, complaint, charge, or other proceeding pending or, to the Knowledge of the Company, threatened against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving any Employee; and (c) there has never been any labor strike, slowdown, stoppage, picketing, interruption of work, lockout, arbitration or other material labor dispute pending or, to the Knowledge of the Company, threatened against the Company.

          (b) The Company is in material compliance with all applicable Laws respecting employment and labor. The Company has properly classified for all purposes (including for Tax purposes and to determine eligibility for Group Benefit Plan) all Employees, and has withheld and paid all applicable Taxes and made all appropriate filings regarding all Employees in all material respects.

          (c) The Company has never been affected by any transaction or engaged in layoffs or employment terminations sufficient to trigger application of the WARN Act or any similar state, local or foreign law or regulation. None of the employees of the Company has suffered an “employment loss” (as defined in the WARN Act) during the six-month period prior to the date hereof.

          (d) Schedule 5.17(d) sets forth, as of the date of this Agreement, a true, accurate, and complete list (except for any immaterial and unintentional inaccuracy thereon) of the names, titles, current annual salary or wages, hire date, and full or part-time status of all current employees who are employed by the Company.

          (e) Neither the execution, delivery, and performance by Buyer of this Agreement, nor the consummation by it of the transactions contemplated hereby, will (alone or in combination with any other event) result in or give rise to any obligation to notify or obtain the consent or approval of any Employee, union, works council, or other employee representative.

     5.18. Environmental. The Company complies and at all times has conducted its business in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of the Company, (i) no Hazardous Substances are present at or have been disposed on or released or discharged from, onto or under the Leased Real Property or any of the properties formerly owned, leased, operated or otherwise used by the Company, and (ii) there are no circumstances or conditions involving the Company, any assets (including real property) or businesses currently or previously owned, leased, operated or otherwise used by the Company, or any of the assets (including real property) or businesses of any predecessors of the Company that could reasonably be expected to result in any Loss to the Company arising under or pursuant to Environmental Law or in any restriction on the ownership, use or transfer of any of the assets arising under or pursuant to any Environmental Law.

     5.19. Insurance.

          (a) Immediately prior to the Closing, all insurance policies maintained with respect to the Company are in full force and effect and all premiums due and payable on such policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid in the future).

          (b) Schedule 5.19 contains a complete list of all policies of insurance in effect immediately prior to the Closing maintained by the Company which provide insurance coverage relating to the business of the Company. As of the date hereof, the Company has not received written notice from the insurer under any such insurance policies cancelling or materially amending any such policy. Sellers have provided Buyer access to complete and correct copies of all such policies together with all riders and amendments thereto and if completed the applications for each of such policies. None of the Sellers nor any of their Affiliates maintains any self-insurance arrangement with respect to the Company. The insurance policies listed on Schedule 5.19 include all policies of insurance that are required by material commercial contracts relating to the Company, in the amounts required under the respective contracts. All the insurance policies listed on Schedule 5.19 are in full force and effect immediately prior to the Closing, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy.

          (c) Except as set forth on Schedule 5.19, there are no claims related to the business of the Company pending under any applicable insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

          (d) Notwithstanding anything to the contrary contained herein, all such insurance policies set forth on Schedule 5.19 shall terminate upon the Closing.

     5.20. Brokerage Fees. Except as set forth on Schedule 5.20, neither the Company nor any Seller has retained any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby and the Member Representative shall be solely responsible for the payment of all fees and other amounts of such financial advisors, brokers, agents and finders without any right to any contribution or reimbursement from Buyer or the Company.

     5.21. Intellectual Property.

          (a) Schedule 5.21(a) contains a complete and accurate list of: (i) all issued patents, trademark registrations, service mark registrations, material unregistered trademarks and service marks, copyright registrations, and any pending applications relating to any of the foregoing that are owned by the Company; (ii) all domain names whose registrations will be owned by the Company as of the Closing Date; and (iii) all IP Licenses that are material to the business of the Company as presently conducted, except for such IP Licenses which are generally commercially available, non-negotiated, over-the-counter “shrinkwrap,” “clickwrap” and similar licenses, having a per-seat value of less than twenty-five thousand dollars ($25,000). Buyer has been provided complete copies of each IP License that is a Material Contract. To the Knowledge of any Seller or the Company, the Company is not in material breach of the terms of any IP License that is a Material Contract, and the execution and delivery of this Agreement by the Company will not materially impair or alter any rights granted to the Company pursuant to any such license. The QX IP Agreements delivered to Buyer prior to the Closing Date are in full force and effect.

          (b) Except as set forth on Schedule 5.21(b) and in Section 5.21(a)(ii): To the Knowledge of any Seller or the Company, (i) the Company exclusively owns all Intellectual Property that it purports to own as set forth on Schedule 5.21(a) free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) the Company possesses sufficient legal rights to all Intellectual Property licensed to the Company that is material to the business of the Company as presently conducted, (iii) the conduct of the business of the Company as presently conducted does not infringe, misappropriate, or violate any rights of any third party in such third party’s Intellectual Property, and (iv) no Person has materially infringed upon or misappropriated or otherwise violated any of the Intellectual Property owned by the Company. To the Knowledge of the Company or any Seller, no investigations or similar actions have been instituted, are pending or are threatened that challenge the ownership, validity or enforceability of the Intellectual Property owned by the Company. No proceedings, complaints, claims, demands or similar actions have been instituted, are pending or, to the Knowledge of any Seller or the Company, are threatened that challenge the ownership, validity or enforceability of the Intellectual Property owned by the Company. During the past five (5) years, the Company has not received any written notice of invalidity, infringement, or misappropriation from any third party with respect to any Intellectual Property owned by the Company or used by the Company in its business as presently conducted.

          (c) Except as set forth on Schedule 5.21(c), the Company has implemented policies and procedures reasonably designed to preserve the ownership of the Intellectual Property of the Company, including requiring all employees, consultants and independent contractors of the Company who are or were involved in, or who have contributed to, the creation or development of any material Intellectual Property to assign to the Company all Intellectual Property conceived or developed by such Persons.

     5.22. Software and Information Systems. The software and other information technology used to operate the businesses of the Company as they are currently conducted: (i) have reasonably appropriate security, back-ups, and disaster recovery arrangements; (ii) are configured and maintained in accordance with accepted business practices to reasonably minimize the effects of viruses or any other malicious code; and (iii) have not suffered any material error, failure, or security breach in the last twenty-four months that has caused material disruption or damage or that was potentially reportable to any Governmental Entity.

     5.23. Domestic and Foreign Relations; Propriety of Past Payments.

          (a) Neither the Company, nor any of its directors, officers, agents, employees or any other Persons acting on its behalf has, in connection with the operation of the Company’s business: (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law; (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts; or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

          (b) (i) No unrecorded fund or asset of the Company has been established for any illegal or improper purpose, (ii) no accumulation or use of corporate funds of the Company has been made without being properly accounted for in the books and records of the Company, (iii) no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (iv) none of the Company, any manager, officer, employee or agent of the Company or any other Person associated with or acting for or on behalf of the Company has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (A) to obtain favorable treatment for the Company or any Affiliate of the Company in securing business, (B) to pay for favorable treatment for business secured for the Company, any of its Affiliates, (C) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company, any of its Affiliates or (D) otherwise for the benefit of the Company, any of its Affiliates in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty. None of the Company or any current director, officer, agent, employee or other Person acting on behalf of the Company, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

     5.24. Books and Records. The minute books and other similar records of the Company as made available to Buyer prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by written consents in lieu of meetings of the security holders, managers, and committees of the managers of the Company.

     5.25. Transactions with Affiliates. Except as set forth on Schedule 5.25, no portion of the business of the Company is conducted by, with or through an Affiliate of any Seller. Except as set forth on Schedule 5.25, no director, officer, securityholder or Affiliate of any Seller or Affiliate of such director, officer or securityholder has since December 31, 2010: (a) borrowed money from or loaned money to the Company that remains outstanding; (b) any contractual or other claim, express or implied, of any kind whatsoever against or in respect of the Company; (c) any interest in any assets used or held for use by the Company; (d) engaged in any other transaction with or in respect of the Company; or (e) owned, directly or indirectly, any interest in (except not more than two percent stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company.

     5.26. Significant Customers and Suppliers. Schedule 5.26 lists the ten most significant customers of the Company, on the basis of revenues for goods sold or services provided for the most recent fiscal year. No Seller or the Company has received any notice or has reason to believe that any customer listed in Schedule 5.26 has ceased, or will cease, to use the products, equipment, goods or services of the Company or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time. Schedule 5.26 lists the ten most significant vendors or suppliers of raw materials, supplies, merchandise and other goods to the Company, on the basis of cost of goods or services purchased for the most recent fiscal year. No Seller or the Company has received any notice, and none of them have any reason to believe, that any such vendor or supplier will not sell raw materials, supplies, merchandise or other goods to Buyer at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases. To the Knowledge of the Company, no such customer, vendor or supplier is threatened with bankruptcy or insolvency.

     5.27. Fairness Opinion. The board of directors of the Member Representative has received the opinion of Keefe Bruyette & Woods, Inc., dated the date hereof, to the effect that the Purchase Price is fair to the Member Representative’s stockholders from a financial point of view.

     5.28. Appraisals. Schedule 5.28 sets forth the only forms of warranty regarding any appraisal delivered by or on behalf of the Company within the last five (5) years prior to the Closing.

     5.29. NO OTHER REPRESENTATIONS. EXCEPT AS AND TO THE EXTENT SET FORTH IN ARTICLE IV AND THIS ARTICLE V, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER AND HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS REPRESENTATIVES (INCLUDING WITHOUT LIMITATION ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY MANAGER, OFFICER, EMPLOYEE, AGENT, CONSULTANT, LEGAL OR FINANCIAL ADVISER OR REPRESENTATIVE OF THE COMPANY OR ANY AFFILIATE THEREOF) WITH RESPECT TO THE SUBJECT MATTER HEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND THIS ARTICLE V, THE SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OF THE COMPANY (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS). THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE FUTURE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE COMPANY.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     Except as set forth in the Disclosure Schedules, Buyer and Parent, as applicable, represent and warrant to the Sellers as follows:

     6.1. Organization. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Texas. Parent is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

     6.2. Authority. Buyer and Parent have full power and authority to execute, deliver, and perform this Agreement. The execution, delivery, and performance by Buyer and Parent of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action of Buyer and Parent. This Agreement has been duly executed and delivered by Buyer and Parent and constitutes a valid and legally binding obligation of Buyer and Parent, enforceable against them in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     6.3. No Conflict. Assuming all consents, approvals, authorizations, and other actions described in Section 6.4 have been obtained and all filings and notifications listed in Section 6.4 have been made, and except as may result from any facts or circumstances relating solely to Sellers or their Affiliates, the execution, delivery and performance of this Agreement by Buyer and Parent do not and will not:

          (a) violate or breach the articles of incorporation or bylaws (or similar governing documents) of Buyer or Parent;

          (b) violate or breach any Law binding upon Buyer or Parent, except as would not hinder, prevent or delay Buyer or Parent from performing its obligations hereunder; or

          (c) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer or Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Buyer or Parent is a party or by which any of such assets or properties is bound or affected, except as would not hinder, prevent or delay Buyer or Parent from performing their obligations hereunder.

     6.4. Consents and Approvals. No consent, approval, authorization, license, order, or permit of, or declaration, filing, or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such consent, approval, authorization, license, order or permit or to make such declaration, filing, registration or notification, would not hinder, prevent or delay Buyer from performing its obligations hereunder.

     6.5. Compliance with Laws. Buyer is not in violation of or in default under any Law or order applicable to Buyer or its assets the effect of which would hinder, prevent or delay Buyer from performing its obligations hereunder.

     6.6. Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the full Purchase Price to Sellers when required hereunder and to consummate the transactions contemplated hereunder. Buyer knows of no circumstance or condition that would be reasonably expected to prevent the availability of cash at the times required hereunder. Buyer acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.

     6.7. Legal Proceedings. There are no Proceedings pending against Buyer or, to the Knowledge of Buyer, threatened against Buyer seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     6.8. Brokerage Fees. Neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby and Buyer shall be solely responsible for the payment of all fees or other amounts to its lenders without right to any contribution or reimbursement from Sellers.

     6.9. Nature of Investment. Buyer is acquiring the Units for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made, independently and without reliance on Sellers (except to the extent that Buyer has relied on the representation and warranties of the Sellers in this Agreement and the Ancillary Agreements), its own analysis of the Units for the purpose of acquiring the Units, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Units are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the shares of such Units may be transferred, except pursuant to the registration provisions of the 1933 Act or an applicable exemption under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

     6.10. Independent Investigation. Buyer hereby acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Company, that it has made all such reviews and inspections of the business, assets, results of operations and condition (financial or otherwise) of the Company as it has deemed necessary or appropriate, that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis and evaluation of the Company and the representations, warranties and covenants of the Sellers contained herein and in the Ancillary Agreements. Buyer agrees that other than claims for indemnification or specific performance in accordance with the terms of this Agreement, or for fraud or as otherwise required by applicable Law, Buyer will not assert any claim against Sellers or their respective Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by any such Persons concerning the Company and its business. Sellers agree that Sellers shall have no claim against the Company for any representation or warranty regarding the Company contained herein or any covenant or agreement contained herein to be performed at or prior to the Closing and Sellers hereby waive any such claim and any right to seek indemnification or contribution with respect thereto.

     6.11. Size of Transaction. Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. §18a, and the regulations promulgated thereunder, 16 C.F.R. §801 et seq., Buyer has determined that the acquisition price will not exceed the current Size of Transaction threshold of $75.9 million, as set forth in 15 U.S.C. §18a(a)(2)(B), and adjusted pursuant to 16 C.F.R. §801.1(n).

ARTICLE VII
ADDITIONAL AGREEMENTS

     7.1. Access to Information and Confidentiality.

          (a) Confidentiality Obligations of Sellers. From and after the Closing, each Seller and its Affiliates and their consultants, advisors and representatives shall hold in confidence any and all non-public, confidential or proprietary information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, or (b) is lawfully acquired by such Seller after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by his counsel in writing is legally required to be disclosed, provided that such Seller shall use Reasonable Efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Sellers shall promptly after the execution hereof request (or, to the extent contractually permitted to do so, require) the return or destruction of any confidential information previously furnished by or on behalf of any Seller or the Company under any confidentiality agreements relating to evaluations of transactions or proposals (or potential transactions or proposals) to acquire assets or securities of the Company to which the Member Representative or any of its Affiliates, including the Company, is a party (other than any involving Buyer). Upon the Closing, the Member Representative shall assign all such agreements to Buyer, or to the extent any such agreement shall not be assignable, shall enforce all rights under such agreements from and after the Closing.

          (b) Retention by Sellers. Sellers and any Seller Affiliates may retain a copy of all due diligence materials and all books and records prepared in connection with the transactions contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Sellers; provided, however, that Sellers and their Affiliates shall hold all such materials, books, and records in confidence pursuant to Section 7.1(a).

          (c) Record Preservation by the Parties. The Parties shall preserve and keep all books and records (other than Tax Records, which are addressed in Section 8.4) relating to the business or operations of the Company on or before the Closing Date in such Party’s possession for a period of at least five (5) years from the Closing Date. Notwithstanding the foregoing, the Parties agree that they shall preserve and keep all books and records in their possession relating to the Company and relating to any investigation instituted by a Governmental Entity or any litigation (whether or not existing on the Closing Date) if any reasonable possibility exists that such investigation or litigation may relate to matters occurring prior to the Closing with respect to the Buyer’s obligations pursuant to this Section 7.1(c) and at any time with respect to any Seller’s obligations pursuant to this Section 7.1(c), without regard to the five (5) year period set forth in this Section 7.1(c).

          (d) Access to Records. Following the Closing, Buyer:

     (i) shall permit Sellers and their representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer, to the books, records and personnel relating to the business of the Company, to the extent that such access may be reasonably required in connection with: (i) the transactions contemplated herein (including any dispute hereunder); or (ii) any regulatory filing or matter (including any Tax matters); provided, however, that any such access by such Persons shall not unreasonably interfere with the conduct of the businesses of the Company and such Persons shall reimburse Buyer promptly for all reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) in connection with any such request. For the avoidance of doubt, Sellers shall hold all such information received pursuant to this Section 7.1(d) in confidence pursuant to Section 7.1(a). Buyer shall attempt in good faith to maintain such books and records in an easily accessible format and at accessible locations.

     (ii) shall have the right to have a representative present at all times during any such inspections and examinations conducted at the offices or other properties of the Company. The Sellers shall have no right of access to, and the Buyer shall have no obligation to provide to Sellers any information the disclosure of which would jeopardize any attorney-client or other legal privilege available to the Buyer, to the Company, or any Affiliates, as applicable, relating to such information or would cause Buyer, the Company, or any Affiliate, as applicable, to breach a confidentiality obligation; provided that the Buyer shall at the request and expense of Sellers use its Reasonable Efforts to obtain consent of the counterparty to any such confidentiality obligation to disclosure of such confidential information.

     7.2. Regulatory and Other Authorizations and Consents.

          (a) Sellers and Buyer shall use all Reasonable Efforts to obtain all material authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to the Governmental Approvals) that may be or become necessary for such Party’s execution and delivery of, and the performance of such Party’s obligations under, this Agreement and will cooperate fully with the other Parties in promptly seeking to obtain all such material authorizations, consents, orders, and approvals, giving such notices, and making such filings.

          (b) Sellers will use Reasonable Efforts to obtain, and Buyer will use its Reasonable Efforts to assist in obtaining, any consents of any Person necessary or advisable in connection with the transactions contemplated by this Agreement. As used in this Section 7.2(b), the obligation of Sellers and the Buyer to use Reasonable Efforts shall not include the payment of any money to any third party.

          (c) Notwithstanding the foregoing, this Section 7.2 shall not require Buyer to, or to cause any of its Affiliates to (i) provide any non-public information concerning its or its Affiliates’ operations to any Person, or (ii) make or agree to make any out-of-pocket payment.

          (d) Nothing in this Agreement (subject to the requirements of Section 2.2(b)(v)) shall require Buyer or its Affiliates to divest or hold separate or agree to any limitations on or other requirements in respect of the operation of any business, division or operating unit of Buyer or any of its Affiliates, including those of the Company from and after the Closing or to commence or pursue legal proceedings.

     7.3. Public Announcements. Except to the extent required by applicable Law (including requirements of stock exchanges and other similar regulatory bodies), Buyer and the Member Representative shall consult with each other with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, news media, Governmental Entities, employees, licensors, customers or the general public and shall use Reasonable Efforts to agree upon the text of any such announcement prior to its release. If applicable Law requires a Party to make any such announcement regarding this Agreement or the transactions contemplated hereby, such Party shall use its Reasonable Efforts to provide advance notice to the other Parties of such announcement and shall to the extent practicable consult with the other Parties on the timing and content of any such required announcement.

     7.4. Expenses. Except as otherwise expressly provided in this Agreement (including, without limitation, pursuant to Sections 2.2, 2.3 and 7.2) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense; provided, however, that the fees and expenses of the legal counsel and financial advisors of the Sellers and the Company in connection with this transaction shall be paid by Sellers, not the Company.

     7.5. Employee Matters.

          (a) Immediately following the Closing Date, Buyer shall cause all Acquired Closing Employees to continue employment with the Company. Buyer shall have no obligation to employ the Acquired Closing Employees for any specific period of time following the Closing Date, subject to any requirements under contract or Law. All service with the Company prior to the Closing Date by any Acquired Closing Employee shall be treated as if it were service with the Buyer or any of the Buyer’s Affiliates for purposes of determining severance, vacation and sick time benefits, and for purposes of eligibility and vesting with respect to other benefits (provided that no service credit shall be provided for purposes of vesting with respect to equity-based compensation), to the same extent such service was recognized under a similar Group Benefit Plan as of the Closing Date, subject to any required approval of the applicable insurance provider; provided, however, that no such service recognition shall result in any duplication of benefits.

          (b) During the period between the Closing Date and the ninth month anniversary of the Closing Date, Buyer shall have reasonable access to the Acquired Corvisa Employees in order to cause all Acquired Corvisa Employees to be offered employment with the Company, the Buyer, or any of their Affiliates. Buyer shall have no obligation to employ the Acquired Corvisa Employees for any specific period of time following the date on which each such Acquired Corvisa Employee commences employment with the Buyer (the “Hire Date”), subject to any requirements under contract or Law. Sellers shall take all necessary actions to terminate the employment of each Acquired Corvisa Employee who accepts employment with the Company, the Buyer, or any of their Affiliates as of the day prior to such Acquired Corvisa Employee’s Hire Date, and shall pay-out all compensation earned thereby through the date the Acquired Corvisa Employee is terminated, including wages, salaries, commissions, accrued vacation and other paid time off, bonuses and other incentive payments, and severance and other termination payments. Sellers and their Affiliates shall not offer to the Acquired Corvisa Employees employment with Sellers or their Affiliates, except for any Acquired Corvisa Employee that ceases to be employed by the Company or any of its Affiliates and whose employment with the Company or any of its Affiliates terminated no less than six (6) months prior to when the Sellers or any of their Affiliates first contact or are contacted by such employee during the solicitation or hiring process, and shall use their commercially reasonable efforts to assist the Buyer and its Affiliates in their efforts to secure the employment of the Acquired Corvisa Employees. All service with the ERISA Affiliates of the Company prior to the Hire Date by an Acquired Corvisa Employee shall be treated as if it were service with the Company, the Buyer or any of the Buyer’s Affiliates for purposes of determining severance, vacation and sick time benefits, and for purposes of eligibility and vesting with respect to other benefits (provided that no service credit shall be provided for purposes of vesting with respect to equity-based compensation), to the same extent such service was recognized under a similar Group Benefit Plan as of the Closing Date, subject to any required approval of the applicable insurance provider; provided, however, that no such service recognition shall result in any duplication of benefits.

          (c) Buyer shall cause the Company to (i) satisfy all obligations consistent with the Company’s existing policies to reinstate any current Employee who is on a leave of absence, paid or unpaid (including but not limited to a disability leave, a leave due to an injury or illness subject to workers’ compensation, military leave or a leave under the Family and Medical Leave Act) on the Closing Date, and (ii) continue the payments to any such current Employee who is receiving short term disability pay on the day before the Closing Date under any Company Benefit Plan in accordance with the Company’s applicable short term disability plan or policy until the date that such payments would otherwise terminate under said short term disability plan or policy.

          (d) The Company shall be responsible and liable for providing continuation coverage mandated by COBRA under a group health care plan for any current or former employee of the Company or any qualified beneficiary thereof, within the meaning of Code Section 4980B(g)(1), who is, at any time, (i) entitled to such continuation coverage as a result of a qualifying event (as defined in Section 4980B of the Code) that occurred before, occurs in connection with, or occurs following the transactions contemplated by this Agreement, and (ii) receiving continuation coverage under a health care Company Benefit Plan. The Company shall be responsible and liable for providing continuation coverage mandated by COBRA under a group health care plan for any Acquired Corvisa Employee or any qualified beneficiary thereof, within the meaning of Code Section 4980B(g)(1), who is, at any time, entitled to such continuation coverage as a result of a qualifying event (as defined in Section 4980B of the Code) that occurs following such Acquired Corvisa Employee’s Hire Date.

          (e) Sellers shall take all necessary actions to correct any failure of any Group Benefit Plan intended to be a qualified plan within the meaning of Section 401 of the Code to comply with all non-discrimination requirements applicable to such Group Benefit Plan prior to the Closing Date.

          (f) Except as otherwise expressly set forth herein, no provision in this Agreement shall create any third-party beneficiary rights in any person or organization, including employees or former employees of the Company (or those individuals listed in Schedule 7.5), unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of Company Benefit Plans or Benefit Plans of other entities with respect to any compensation or benefits that may be provided, directly or indirectly, under any employee benefit plan, program, or arrangement, including the Company Benefit Plans, any Benefit Plan sponsored by Buyer or its Affiliates, or Benefit Plans of other entities. No provision in this Agreement is intended to or shall be deemed to amend, modify, or establish any Benefit Plan that is currently or may in the future be sponsored, maintained, or contributed to by the Buyer or its Affiliates, to limit the right of the Company, Buyer or their Affiliates to terminate the employment of any Person, or to provide any Person with any right to continued employment.

     7.6. Use of Name. Sellers agree, for themselves and their Affiliates, that from and after the Closing none of them will use the name “StreetLinks” or any abbreviation of or derivation from that name or any name similar to it in any form whatsoever, including in respect of advertising and promotional materials. Notwithstanding the foregoing, nothing contained herein shall prohibit the Member Representative from disclosing the name “StreetLinks” in any SEC filings, press releases regarding the Member Representative’s ownership or sale of the Company or other disclosures to any Governmental Authority required by Law.

     7.7. Domain Names. At the Closing, the Sellers shall, and shall cause the owners of the domain names listed in Schedule 5.21(a) (the “Transferred Domain Names”), to duly complete all forms and carry out all other acts necessary for the registration and acquisition of full technical control over the Transferred Domain Names by the Buyer or its designee.

     7.8. Resolution of Material Deficiencies in the Acquired Software. To the extent not satisfied before Closing, Sellers shall promptly and diligently take such measures as are reasonably necessary to resolve all Declared Conflicts within a reasonable time after Closing (but in no event shall such resolution be completed by Sellers later than forty-five (45) days after Closing); provided that any measures taken shall not materially disrupt or materially interfere with Buyer’s use of the Acquired Software.

ARTICLE VIII
TAX MATTERS

     8.1. Payment of Pre-Closing Taxes and Straddle Period Taxes. Sellers agree to be responsible for, and indemnify, defend and hold harmless Buyer for, all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the period through the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”). For the purposes of this Section 8.1, in the case of any Straddle Period Taxes, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes imposed upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the Straddle Period ended on the Closing Date. All determinations necessary to give effect to the allocations described in this Section 8.1 shall be made in a manner consistent with the prior practice of the Company, except as required by Law, GAAP, or fact.

     8.2. Tax Returns; Filing Responsibility.

          (a) Periods Ending On or Before Closing. Sellers shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for any taxable year or period ending on or before the Closing Date that are required to be filed after the Closing Date (“Pre-Closing Tax Period”) and shall be liable for the payment of Taxes due on such Tax Returns. Such Tax Returns will be prepared in a manner consistent with prior Tax Returns of the Company to the extent permitted by applicable Law. Sellers shall permit Buyer to review and reasonably comment on such Tax Returns prior to filing.

          (b) Straddle Period Taxes. Any Tax Return required to be filed with respect to the Company relating to a Straddle Period shall be prepared by Buyer and be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Member Representative for his approval and comment not less than fifteen (15) days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall consider in good faith all reasonable comments provided by the Member Representative provided, however, that if the Buyer determines in its reasonable discretion that it is necessary to file any Tax Return in order to avoid failing to meet a deadline imposed under applicable Tax law it shall file such Tax Return or take other action determined by the Buyer in its reasonable discretion to be appropriate as to such Tax matter. Sellers shall pay to the Company within fifteen (15) days after the date on which Taxes are paid with respect to a Straddle Period an amount equal to the portion of such Taxes that relates to the taxable period ending on the Closing Date, as provided in Section 8.1, to the extent such Taxes are not reflected in the Working Capital or previously paid by the Company or Sellers to the applicable Taxing Authority prior to the Closing Date, including amounts paid in respect of estimated Taxes.

          (c) Buyer shall have the sole right to prepare and file all Tax Returns for all other periods not addressed by Section 8.2(a) and (b).

     8.3. Amended Return. Except as required by law, determined in Buyer’s sole discretion, acting in good faith, Buyer shall not amend the Tax Returns of the Company that relate to any Tax period or portion thereof ending on or before the Closing Date in a manner that would increase any Seller’s Tax Liability without the prior written consent of the Member Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

     8.4. Access to Tax Records. Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that all out-of-pocket expenses of the Party providing cooperation shall be reimbursed by the requesting Party. Buyer and Sellers agree (a) to use Reasonable Efforts to retain all books and records with respect to Tax matters pertinent to the Company, as applicable, relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to use Reasonable Efforts to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Sellers, as the case may be, shall allow the other Party to take possession of such books and records. Buyer and Sellers further agree, upon request, to use their Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     8.5. Tax Proceedings. Notwithstanding Section 9.5, the Member Representative shall have the exclusive right to represent the interests of the Company in any proceeding relating to Taxes of the Company for all taxable years or periods ending on or before the Closing Date for which a Buyer Indemnified Party may seek indemnification pursuant to Article IX; provided, however, that in connection with any proceeding or assessment involving any issue that could reasonably be expected to result in the Company bearing any liability or incurring any obligation for any Taxable year or period ending after the Closing Date, then (A) without the prior written consent of Buyer, such consent not to be unreasonably withheld, delayed or conditioned, the Member Representative shall not settle any such matter and (B) the Member Representative in good faith shall provide Buyer and its counsel a reasonable opportunity to participate at their own expense in any proceeding or assessment relating to such matter and the Member Representative shall take into account the reasonable input of Buyer regarding such proceeding. In the event that the Member Representative does not exercise its right to control a proceeding pursuant to this Section 12.5 within thirty (30) days of receiving Notice of such Proceeding, Buyer shall have the right to represent the Company in such proceeding.

     8.6. Transfer Taxes. Except to the extent prohibited by Law, Sellers shall pay fifty percent (50%) and Buyer shall pay fifty percent (50%) of all state and local transfer, documentary, sales, filing, recordation, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

     8.7. Tax Refunds. Sellers shall be entitled to any Tax refunds that are received by Buyer or the Company attributable to Taxes paid by the Company with respect to any Pre-Closing Tax Period that are not included in Working Capital, and Buyer shall pay over to Sellers any such refund, less any Tax payable by Buyer or the Company with respect to such refund, within five (5) Business Days after actual receipt of such refund.

     8.8. Tax Treatment. The Parties agree that the transaction contemplated by this Agreement will be treated as a sale of the interests of the Company by Sellers and a purchase of the assets of the Company by Buyer for U.S. federal and applicable state and local income Tax purposes consistent with IRS Revenue Ruling 99-6, Situation 2.

     8.9. Purchase Price Allocation. The aggregate amount of the Purchase Price shall be allocated among the Company’s assets in the manner required by Section 1060 of the Code. Buyer shall prepare and provide to the Member Representative a draft of such allocation within ninety (90) days after the Closing Date. Member Representative shall notify Buyer within thirty (30) days of receipt of such draft allocation of any objection the Member Representative may have thereto. Unless the Member Representative delivers a notice of objection with respect to such draft allocation by the conclusion of such thirty (30) day period, the draft allocation provided by Buyer to the Member Representative shall become final and binding upon the Parties hereto; provided, that Member Representative and Buyer agree to update such final allocation as necessary to account for any subsequent adjustment to the Purchase Price. The Parties hereto agree to resolve any disagreement with respect to such allocation in good faith and as promptly as possible. If the Parties are unable to reach an agreement, the allocation shall be determined by a mutually selected arbitrator (the “Tax Arbitrator”) with no material relationship to either Party or their Affiliates. The determination of the Tax Arbitrator with respect to any such disagreement shall be final and binding upon each party hereto. If the Member Representative and Buyer submit any dispute to the Tax Arbitrator for resolution pursuant to this Section 8.9, Sellers, on the one hand, and Buyer, on the other, shall each bear fifty percent (50%) of the costs and expenses of the Tax Arbitrator incurred pursuant to this Section 8.9. Sellers and Buyer shall (and shall cause their Affiliates to) report, act and file Tax Returns in all respects and for all purposes consistent with the final allocation prepared pursuant to this Section 8.9.

     8.10. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE IX
INDEMNIFICATION

     9.1. Indemnification.

          (a) By Sellers for Individual Matters. Subject to the remaining provisions of this Article IX, after the Closing, each Seller shall individually with respect to himself or itself only, and not jointly and severally, indemnify, defend and hold harmless Parent, Buyer, the Company and their officers, directors, Affiliates, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

     (i) any breach or inaccuracy of any representation or warranty of such Seller contained in Article IV; provided, however, that if any representation or warranty is qualified in any respect by materiality or Material Adverse Effect, for the sole purpose of determining Losses under this Section 9.1(a) (but not for determining whether or not any breaches of representations or warranties have occurred) such materiality or Material Adverse Effect qualification will in all respects be ignored; and

     (ii) any breach of any covenant or agreement of such Seller contained in this Agreement.

          (b) By Sellers for Company Matters. Subject to the remaining provisions of this Article IX, after the Closing, each Seller shall severally (in accordance with his or its Allocable Portion), and not jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

     (i) any breach or inaccuracy of any representation or warranty contained in Article V or any certificate or document delivered by any Seller or the Company at Closing pursuant to this Agreement; provided, however, that except for claims relating to a breach of the representations and warranties in Section 4.1 (Ownership of Units and Encumbrances – Sellers), Section 4.2 (Authority – Sellers), Section 4.3 (Organization of Sellers), Section 5.1(a) (Organization), Section 5.1(b) (Authority – Company), Section 5.1(d) (Ownership of Equity and Encumbrances – Company), Section 5.1(e) (Options and Rights to Acquire Equity), Section 5.1(f) (Capitalization), Section 5.2 (Organizational Documents), Section 5.20 (Brokerage Fees), Section 5.28 (Appraisals) (collectively, the “Fundamental Representations”), Section 5.9 (Tax Matters) or Section 5.10 (Compliance with Applicable Laws) (excluding claims related to Environmental Laws, employment Laws or employee benefit Laws): (A) in no event shall Sellers be required to provide indemnification to any Buyer Indemnified Party for breach or inaccuracy of any representation or warranty contained herein for any single claim or aggregated claims arising out of substantially the same events or circumstances unless the amount of such claim exceeds the De Minimis Amount; (B) the Buyer Indemnified Parties shall not make a claim for indemnification under this Section 9.1 (Indemnification) for Losses with respect to a breach or inaccuracy of a representation or warranty until the sum of all such Losses, excluding Losses that do not exceed the De Minimis Amount, exceeds the Deductible Amount (after which point the Buyer Indemnified Parties will be eligible to make a claim for indemnification for the amount of Losses in excess of the Deductible Amount (subject to any other limitations or restrictions contained in this Agreement)); and (C) in no event shall Sellers’ aggregate liability arising out of or relating to breaches or inaccuracies of representations or warranties contained herein exceed the Cap Amount; provided, further, however, that if any representation or warranty is qualified in any respect by materiality or Material Adverse Effect, for the sole purpose of determining Losses under this Section 9.1(b) (but not for determining whether or not any breaches of representations or warranties have occurred) such materiality or Material Adverse Effect qualification will in all respects be ignored;

     (ii) any actual out-of-pocket Loss, through default or foreclosure, on a residential real estate mortgage loan on which an appraisal has been made and delivered by or on behalf of the Company with an appraisal effective date of no more than five (5) years prior to the Closing, which Losses are the direct and primary result of the valuation made in such appraisal and due to material appraisal defect, appraiser incompetency, or material misrepresentation by or on behalf of the Company, as discovered through a reputable retrospective or forensic appraisal analysis, and otherwise subject to the Company’s defenses thereto, it being understood by the parties that the terms “material appraisal defect,” “appraiser incompetency” and “material misrepresentation” shall be interpreted to have the same meanings as such terms have in the applicable Company warranty of any such appraisal for purposes of this Section 9.1(b)(ii) and this indemnity shall neither apply to (A) Losses where the default or foreclosure is primarily due to other alleged problems with the loan nor (B) Losses incurred due to a business judgment to maintain good relations with the lender, rather than due to the appraisal having any material appraisal defect, appraiser incompetency, or material misrepresentation by or on behalf of the Company (it being acknowledged that (1) Buyer shall notify the Member Representative within 30 days of the date it is notified of any such claim and that Buyer shall provide the Member Representative with all reasonably requested documents related to all such Losses and (2) the provisions of Section 9.5 shall be applicable to any such Loss sought to be indemnified hereunder); provided, however, that the Buyer Indemnified Parties shall not make a claim for or be entitled to indemnification pursuant to this clause (ii) for Losses until the sum of such Losses exceeds $2,000,000 (after which point the Buyer Indemnified Parties shall be indemnified for 75% of the amount of Losses in excess of $2,000,000 until the amount of Losses for which the Buyer Indemnified Parties shall have been indemnified pursuant to this clause (ii) reaches an amount equal to the Purchase Price); and

     (iii) breaches or liabilities arising from the East Broadway Lease or the East Broadway Sublease for acts or omissions occurring (to the extent not attributable to the acts or omissions of, or circumstances affecting, Buyer, the Company (after Closing) or any of their Affiliates and including the failure of the sublessee under the East Broadway Sublease to pay when due any amounts payable under the East Broadway Sublease) on or before the later of (A) May 31, 2018, provided such sublessee shall have fully performed all of its payment and restoration obligations under the East Broadway Sublease, or (B) such date as (x) such sublessee vacates all of the subleased premises if such sublessee unlawfully holds over without permission of the Company, having fully performed all of its payment and restoration obligations under the East Broadway Sublease, or (y) any new lease for all of the subleased premises between such sublessee and the landlord of the East Broadway Lease shall become effective, provided such sublessee shall have fully performed all of its payment and restoration obligations under the East Broadway Sublease; provided, however, that in the event a payment shall be made by a Seller or Sellers under this Section 9.1(b)(iii), (A) such Sellers shall be subrogated to and entitled to the rights of Buyer and the Company thereunder to the extent of such payment for the collection thereof and also to the extent of any loss, costs, attorneys’ fees, and expenses paid by or incurred by Sellers with respect thereto, (B) if requested by the Member Representative, Buyer and the Company shall execute documents to evidence the transfer to Sellers of these rights and remedies, and (C) Buyer and the Company shall permit such Sellers to sue, compromise, or settle in such Sellers’ names as parties subrogated to the interests of the Company under the East Broadway Lease or the East Broadway Sublease in any such action involving Sellers’ collection of such amounts paid by Sellers.

          (c) Further Limitations on Sellers’ Liability. Notwithstanding the foregoing, except as provided in this Section 9.1(c), no Seller shall be liable for any breach or inaccuracy of any representation or warranty of another Seller made in this Agreement or breach of any covenants or agreements of another Seller in this Agreement, it being the intention of the Parties that the only Seller liable to the Buyer Indemnified Parties for any breach or inaccuracy in any such representation and warranty or breach of any such covenant or agreement shall be the breaching Seller. Sellers shall (subject to the other limitations contained herein) be severally, and not jointly and severally, liable for any breach or inaccuracy of any representation or warranty contained in Article V or breach of any certificate or document required to be delivered by the Company at the Closing (and shall pay all Losses incurred or suffered by any Buyer Indemnified Party resulting therefrom) based on each Seller’s Allocable Portion. Additionally, except for breaches or inaccuracies of Section 5.9 (Tax Matters), breaches or inaccuracies of Section 5.10 (Compliance with Applicable Laws) (excluding claims related to Environmental Laws, employment Laws or employee benefit Laws), and breaches of Article VIII (Tax Matters), in no event shall Sellers’ aggregate liability arising under Sections 9.1(a) and 9.1(b) (including, for the avoidance of doubt, breaches of any other covenants, the Fundamental Representations and those representations or warranties arising under Section 5.10 related to Environmental Laws, employment Laws or employee benefit Laws) exceed the Purchase Price. Additionally, except for breaches or inaccuracies of Section 4.1 (Ownership of Units and Encumbrances – Sellers) and Section 4.2 (Authority – Sellers), in no event shall a Seller’s aggregate liability arising under Section 9.1(a) exceed an amount equal to the Purchase Price, multiplied by such Seller’s Allocable Portion. If and to the extent that any Seller (other than the Member Representative) fails to timely make any indemnity payment to the Buyer Indemnified Parties required by this Article IX and net of any applicable offset under Section 9.6, then the appropriate Buyer Indemnified Party may so notify the Member Representative of such unpaid amount and the nature and details of the claim involved, whereupon the Member Representative shall (subject to all the limitations and defenses available to such non-paying Seller hereunder) promptly pay to such Buyer Indemnified Party such unpaid amount and such Buyer Indemnified Party shall assign its right to collect such payment from such non-paying Seller to the Member Representative.

          (d) By Buyer. Subject to the remaining provisions of this Article IX (Indemnification), after the Closing, Buyer shall indemnify, defend and hold Sellers and, as applicable, their officers, directors, Affiliates and representatives (collectively, the “Seller Indemnified Parties” and, together with Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against all Losses incurred or suffered by any Seller Indemnified Party resulting from:

     (i) any breach or inaccuracy of any representation or warranty of Buyer or Parent contained in Article VI (Representations and Warranties of Buyer) or in any certificate or document delivered by Buyer at Closing pursuant to this Agreement; and

     (ii) any breach of any covenant or agreement of Buyer or Parent contained in this Agreement to be performed after the Closing.

     9.2. Survival. The representations and warranties in this Agreement shall survive the Closing; provided, however, Sellers, Buyer, and Parent, as applicable, will have no liability (for indemnification or otherwise) with respect to a breach or inaccuracy of any representation or warranty contained in: (a) Section 5.9 (Tax Matters), Section 5.16 (Employee Matters) and Section 5.17 (Labor Relations; Employment) or any of the Fundamental Representations unless on or before the 30th day after the applicable statute of limitations after giving effect to extensions or waivers, Buyer notifies the Member Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; and (b) any other Section hereof (other than the Fundamental Representations and the representations and warranties contained in Section 6.1 (Organization), Section 6.2 (Authority) and Section 6.8 (Brokerage Fees)) unless on or before the date that is eighteen (18) months from the Closing Date, Buyer or the Member Representative, as applicable, notifies the other of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Party making the claim. The representations and warranties contained in Section 6.1 (Organization), Section 6.2 (Authority) and Section 6.8 (Brokerage Fees) shall survive the Closing until the day that is 30 days after the applicable statute of limitations, after giving effect to any extensions or waivers. All covenants and agreements contained in Article VIII (Tax Matters) shall survive until the day that is 30 days after the applicable statute of limitations, after giving effect to any extensions or waivers. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall survive the Closing for one (1) year from the Closing Date. No Party’s rights hereunder (including rights under this Article IX (Indemnification)) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such Party at any time, whether before or after the execution or delivery of this Agreement or the Closing or by the waiver of any condition to Closing.

     9.3. Liability Limits.

          (a) No Party shall have any liability for any Loss which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date.

          (b) The Losses suffered by any Indemnified Party shall be calculated after giving effect to any amounts recovered by the Indemnified Party from third parties, including insurance proceeds, in each case net of the reasonable out of pocket costs and expenses associated with such recoveries and net of deductibles and increases in premiums, and net of any associated Tax benefits to the Indemnified Party and its Affiliates (it being understood and agreed that the Indemnified Parties shall use their Reasonable Efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder and that no Indemnified Party shall be prohibited from pursuing or collecting on any claim for indemnification in accordance with this Article IX while it is using (or required to be using) such efforts to collect from third parties or upon such insurance policies). If any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of the reasonable out of pocket costs and expenses associated with such recoveries and net of deductibles and increases in premiums) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, the Indemnified Party shall hold such amounts in trust and appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

          (c) Any indemnity payments made under this Agreement will be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by Law.

     9.4. Exclusive Remedy. After the Closing, the indemnification provisions set forth in this Article IX (Indemnification) are and shall be the sole and exclusive remedy of each Party (including the Seller Indemnified Parties, the Buyer Indemnified Parties and the Company) with respect to this Agreement and the transactions contemplated herein, other than claims for fraud or breach of any Ancillary Agreement for which a Party suffering Losses arising therefrom may bring suit outside this Agreement; provided, however, this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in accordance with Section 10.5 (Specific Performance and Other Remedies) in the case of another Party’s failure to comply with the covenants made by such other Party to be performed after the Closing.

     9.5. Procedure with Respect to Third-Party Claims.

          (a) If any Party becomes subject to a pending or threatened claim of a third party and such Party (the “Claiming Party”) believes it has a claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall promptly notify the Responding Party in writing of the basis for such claim setting forth the nature of the claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such claim is materially prejudiced by the failure to give such notice.

          (b) If any proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 9.5 (Procedure with Respect to Third-Party Claims), the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the third party claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party, in its sole discretion, shall have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party and the Responding Party shall fully cooperate with each other and their respective counsel in the defense or compromise of such claim. If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such claims may be effected by the Responding Party without the Claiming Party’s consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no adverse effect on any other claims that may be made against the Claiming Party and (y) the sole relief provided is monetary damages that are paid in full by the Responding Party.

          (c) Notwithstanding Section 9.5(b), if (i) notice is given to the Responding Party of the commencement of any legal proceeding by a third party and the Responding Party does not, within 30 days after the Claiming Party’s notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 9.5(b) above become unsatisfied, or (iii) a legal proceeding by a third party seeks specific performance that will adversely affect the Claiming Party or involves criminal allegations, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such third party claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such third party claim, to the extent it is ultimately determined that such Responding Party is liable with respect to such third party claim for a breach under this Agreement. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

     9.6. Right of Set-off. Notwithstanding anything to the contrary contained herein, in the event that any Buyer Indemnified Party has any claim under this Agreement for which it is entitled to indemnification as set forth in this Article IX, and such indemnification claim is not paid as and when required by this Agreement, the Buyer shall have the right, in addition to the other rights it has under this Agreement, but not the obligation (subject to Section 9.1(c)), in its sole and absolute discretion, to set-off the amount of such indemnification claim against any unpaid portion of the Earn-Out Payment that is owed to the Sellers pursuant to Section 2.2(b) herein.

ARTICLE X
MISCELLANEOUS

     10.1. Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any Party (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service, or (d) delivered by confirmed electronic transmission to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

          If to Buyer or Parent:

Assurant Services, LLC
260 Interstate North Circle SE
Atlanta, Georgia 30339
Attention: Steven Meirink
Email: steven.meirink@assurant.com

Assurant, Inc.
One Chase Manhattan Plaza
New York, New York 10005
Attention: John Ngo
Email: john.ngo@assurant.com

          with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 W. 52nd Street
New York, New York 10019
Attention: Joseph A. Cosentino
Email: joseph.cosentino@cliffordchance.com

          If to the Member Representative (for and on behalf of Sellers):

Novation Companies, Inc.
2114 Central, Suite 600
Kansas City, Missouri 64108
Attention: Rodney Schwatken
Email: rodney.schwatken@novationcompanies.com

          with a copy (which shall not constitute notice) to:

Bryan Cave LLP
1200 Main Street, Suite 3800
Kansas City, Missouri 64105
Attention: Gregory G. Johnson
Email: ggjohnson@bryancave.com

Notices shall be effective (x) if delivered personally or sent by courier service, upon delivery at such address by such courier service, (y) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (z) if sent by electronic transmission, on the date of transmission.

     10.2. Entire Agreement. This Agreement, together with the Disclosure Schedules and the Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings among the Parties, other than those expressly set forth or referred to herein or therein.

     10.3. Binding Effect; Assignment; No Third Party Benefit. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns provided neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party except that Buyer may assign any or all of its rights, interests and obligations under this Agreement (i) before or after the Closing, to any Affiliate and (ii) after the Closing, to any Person, provided that, with respect to subsections (i) and (ii), any such Affiliate or Person, as applicable, agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment shall relieve Buyer of its obligations under this Agreement if such assignee does not perform such obligations. Without limiting the generality of the foregoing, if requested by Buyer, Sellers agree to cause the Units or any portion thereof at Closing to be transferred to any Person Buyer may direct. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     10.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     10.5. Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each other Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by him or it herein, the non-breaching Parties may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Parties and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such other Party.

     10.6. Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyer and the Member Representative.

     10.7. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     10.8. Governing Law; Consent To Jurisdiction; Waiver of Jury Trial.

          (a) This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its conflict of laws rules or principles.

          (b) The Parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware with respect to any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

     10.9. Further Assurances. From time to time following the Closing, at the request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

     10.10. Disclosure Schedules. The information on the Disclosure Schedules shall be set forth in a section that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedules need not be set forth in any other section of the Disclosure Schedules so long as its relevance to such other section of the Disclosure Schedules or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The Parties acknowledge and agree that the disclosure of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Company or any Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

     10.11. Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

     10.12. Member Representative.

          (a) Sellers by the execution and delivery of this Agreement each hereby irrevocably constitute and appoint the Member Representative as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Member Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

     (i) act exclusively for such Seller with respect to all indemnification matters referred to herein, including the right to compromise or settle such claim on behalf of such Seller, except for any such claim related to such Seller’s individual representations and warranties contained in Article IV or any other covenants or agreements of such Seller contained in this Agreement;

     (ii) comply with orders of courts and awards of arbitrators with respect to any claims hereunder;

     (iii) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among any Seller;

     (iv) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Member Representative, in his or its sole discretion, deems necessary or advisable in the performance of the duties of the Member Representative;

     (v) act for Sellers with respect to all Purchase Price matters and all Purchase Price adjustment matters referred to herein;

     (vi) incur any expenses, liquidate and withhold assets received on behalf of Sellers prior to their payment to Sellers to the extent of any amount that the Member Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose (and each Seller hereby authorizes and directs the Member Representative to withhold at Closing from the Purchase Price payable to such Seller such Seller’s Allocable Portion of an amount equal to $300,000, which will be available to the Member Representative solely to cover expenses of the Member Representative incurred in connection with his duties under this Agreement (including in connection with any dispute or claim with respect to the transactions contemplated hereby and indemnities to which it is entitled as the Member Representative), with any portion of the aggregate amount so withheld not used to pay or reimburse such expenses to be paid by the Member Representative, promptly upon the completion of such duties, to Sellers in accordance with their respective Allocable Portions;

     (vii) receive and object to all notices, communications and deliveries hereunder on behalf of Sellers; and

     (viii) do or refrain from doing any further act or deed on behalf of Sellers that the Member Representative deems necessary or appropriate, in the sole discretion of the Member Representative, relating to the subject matter hereof as fully and completely as Sellers could do if personally present and acting and as though any reference to such Seller herein was a reference to the Member Representative.

          (b) The appointment of the Member Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Member Representative as the act of each Seller in all matters referred to herein.

          (c) In the event the Member Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Member Representative shall be the Person that Sellers holding (or which held) a majority-in-interest of the Units appoint provided, however, that the Member Representative shall not cease to function in such capacity unless and until such successor has been so appointed, the Buyer has been notified of the identity and contact information of such successor and the Buyer consents in writing to the appointment of such successor.

          (d) No bond shall be required of the Member Representative, and the Member Representative shall receive no compensation for his services. Notices or communications to or from the Member Representative shall constitute notice to or from each Seller.

          (e) The Member Representative shall not be liable to any Seller for any act done or omitted hereunder as Member Representative while acting in good faith and without gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of satisfaction of such standard of care. Sellers shall individually and ratably (in accordance with their Allocable Portion) indemnify the Member Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Member Representative and arising out of or in connection with the acceptance or administration of its duties hereunder; provided, however, that nothing in this Article X shall limit any of the Member Representative’s obligations to Buyer or any Buyer Indemnified Party hereunder.

          (f) A decision, act, consent or instruction of the Member Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller. Buyer may rely upon any decision, act, consent or instruction of the Member Representative as being the decision, act, consent or instruction of each and every Seller.

     10.13. Privilege and Related Matters. The Parties acknowledge that the Member Representative has been represented by Bryan Cave LLP in connection with the transactions contemplated under this Agreement. The Parties agree that: (a) the holder of the privilege with respect to any discussions with any client of Bryan Cave LLP relative to these transactions on or prior to the Closing Date will be the Member Representative; and (b) neither Buyer, any Seller nor the Company shall take any action to attempt to disqualify Bryan Cave LLP from representing the Member Representative, any Seller or any of their respective Affiliates in connection with any dispute relating to this Agreement, any agreement executed in connection herewith or the transactions based on the representation by Bryan Cave LLP of the Member Representative in connection with the transactions contemplated by this Agreement or of the Company on or prior to the Closing Date.

[Signature pages follow]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SELLERS:

NOVATION COMPANIES, INC.

By:	/s/ W. Lance Anderson
Name:	W. Lance Anderson
Title:	Chief Executive Officer

A.R. EBEYER DIVERSIFIED INVESTMENTS LLC

By:	/s/ Anthony R. Ebeyer
Name:	Anthony R. Ebeyer
Title:	Authorized Member

B H HURST, INC.

By:	/s/ Thomas R. Hurst
Name:	Thomas R. Hurst
Title:	President

BARK INVESTMENTS, INC.

By:	/s/ Chad W. Barker
Name:	Chad. W. Barker
Title:	President

M&A PROFESSIONAL SERVICES, INC.

By:	/s/ Michael J. Floyd
Name:	Michael J. Floyd
Title:	President

Purchase and Sale Agreement – Signature Page

CACTUS GRAPHICS, INC.

By:	/s/ Jeffrey R. Gannaway
Name:	Jeffrey R. Gannaway
Title:	President

BROWN & ASSOCIATES, INC.

By:	/s/ Brian D. Brown
Name:	Brian D. Brown
Title:	President

KT DIVERSIFIED LLC

By:	/s/ Kelly Taylor
Name:	Kelly Taylor
Title:	CEO

/s/ Steve Haslam
Steve Haslam

MEMBER REPRESENTATIVE:

NOVATION COMPANIES, INC.

By:	/s/ W. Lance Anderson
Name:	W. Lance Anderson
Title:	Chief Executive Officer

Purchase and Sale Agreement – Signature Page

BUYER:

ASSURANT SERVICES, LLC

By:	/s/ Larry Port
Name:	Larry Port
Title:	Vice President

PARENT:

ASSURANT, INC.

By:	/s/ John Ngo
Name:	John Ngo
Title:	AVP

Purchase and Sale Agreement – Signature Page